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Exhibit 10.3

AMENDMENT #11 TO CONTRACT NO. 0654 BETWEEN
GEORGIA DEPARTMENT OF COMMUNITY HEALTH AND
WELLCARE OF GEORGIA

This Amendment is between the Georgia Department of Community Health (hereinafter referred to as “DCH” or the “Department”) and WellCare of Georgia, (hereinafter referred to as “Contractor”) and is made effective this 19th day of February, 2011 (hereinafter referred to as the “Effective Date”). Other than the changes, modifications and additions specifically articulated in this Amendment #11 to Contract #0654, RFP #41900-001- 0000000027, the original Contract, and the previous amendments thereto, shall remain in effect and binding on and against DCH and Contractor. Unless expressly modified or added in this Amendment #11, the terms and conditions of the original Contract and all previous amendments are expressly incorporated into this Amendment #11 as if completely restated herein.

WHEREAS, DCH and Contractor executed a contract for the provision of services to members of the Georgia Families Program;

WHEREAS, pursuant to Section 32.0, Amendment in Writing, DCH and Contractor desire to amend the above-referenced Contract; and

WHEREAS, the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services (CMS) must approve this Amendment as a condition precedent to its becoming effective for any purpose.

NOW THEREFORE, in consideration of the mutual promises of the Parties, the terms, provisions and conditions of this Amendment and other good and valuable consideration, the sufficiency of which is hereby acknowledged, DCH and Contractor hereby agree as follows:

I.	To amend Section 1.1.3, by deleting the term “Member” and replacing it with the phrase “Member and P4HB Participant” throughout this section of the Contract.

II.	To amend Section 1.2 ELIGIBILITY FOR GEORGIA FAMILIES, by adding the following Medicaid eligibility category to subsection 1.2.1.1:

•
Planning for Healthy Babies 1115 Demonstration Waiver Participants (otherwise known as P4HB Participants) – Women ages 18 through 44 who are otherwise uninsured with family income at or below two hundred percent (200%) of the Federal poverty level. This Demonstration includes two distinct groups: women eligible for Family Planning Services only and women eligible for Interpregnancy Care and Family Planning Services.

III.	To further amend Section 1.2 ELIGIBILITY FOR GEORGIA FAMILIES, by adding the following provision under 1.2.1 Medicaid:

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1.2.1.2 The following Medicaid eligibility categories are required to receive Resource Mothers Outreach through GF:

Women ages 18 through 44 who qualify under the Low Income Medicaid Class of Assistance under the Georgia Medicaid State Plan who are already enrolled in GF and who deliver a VLBW baby on or after January 1, 2011.

•	Women ages 18 through 44 who qualify under the Aged Blind and Disabled Classes of Assistance under the Georgia Medicaid State Plan and who deliver a VLBW baby on or after January 1, 2011.

IV.	To further amend Section 1.2 ELIGIBILITY FOR GEORGIA FAMILIES, by adding the following provision under 1.2.3 Exclusions:

1.2.3.2 The following recipients are excluded from the Demonstration:

•	Women who become pregnant while enrolled in the Demonstration.
•	Women determined to be infertile (sterile) or who are sterilized while enrolled in the Demonstration.
•	Women who become eligible for any other Medicaid or commercial insurance program.
•	Women who no longer meet the Demonstration’s eligibility requirements
•	Women who are or become incarcerated.

V.	To amend Section 1.3.2, by deleting the term “Members” and replacing it with the phrase “Members and P4HB Participants” throughout this section of the Contract.

VI.	To amend Section 1.4 DEFINITIONS, by deleting the provision in its entirety and replacing with the revised language contained in Exhibit 1 to this Amendment.

VII.	To amend Section 2.1 GENERAL PROVISIONS, by adding the following language:

2.1.2	DCH is responsible for providing training materials regarding the Demonstration including specific materials regarding the Resource Mothers Outreach component of the Demonstration.

VIII.
To amend Section 2.3 ELIGIBILITY AND ENROLLMENT, by deleting the terms “Member” and “Members” and replacing them with the phrases “Member or P4HB Participant” and “Members or P4HB Participants” respectively throughout the following Sections: 2.3.4; 2.3.5; 2.3.6; 2.3.7; 2.3.9; 2.3.10; 2.3.11; and 2.3.12.

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IX.	To amend Section 2.3 ELIGIBILITY AND ENROLLMENT, by adding the following language:

2.3.1.1
The State of Georgia has the sole authority for determining eligibility for the Demonstration and whether P4HB Participants are eligible for enrollment in GF. DCH or its Agent will determine eligibility for the Demonstration and will continue responsibility for the electronic eligibility verification system (EVS).

2.3.2.1
DCH or its Agent will review the Medicaid Management Information System (MMIS) file daily and send written notification and information within two (2) Business Days to all P4HB Participants who are determined eligible for GF. A P4HB Participant shall have thirty (30) Calendar Days to select a CMO and a Family Planning Provider. A P4HB Participant eligible for IPC services under GF will have thirty (30) Calendar Days to select a CMO plan, a Family Planning Provider and a PCP. The Family Planning Provider and the PCP may be the same provider.

2.3.3.1
 If the Potential P4HB Participant does not choose a CMO Plan within thirty (30) Calendar Days of being deemed eligible for the Demonstration, DCH or its Agent will Auto-Assign the individual to a CMO plan using the algorithm described in Section 2.3.3 for Members.

2.3.3.2
Women already enrolled in GF due to pregnancy will have an expedited enrollment into the Demonstration upon termination of their pregnancy benefits. Members determined to be eligible for the Demonstration must be afforded the opportunity to choose a new CMO, if desired, for the delivery of Demonstration related Services. All P4HB Participants will have thirty (30) days from the date of eligibility notification to choose a CMO.

2.3.3.3
The Contractor will notify its current pregnant Members at least thirty (30) Calendar Days prior to the expected date of delivery and prior to the date upon which the Member will end RSM, that they may be eligible to enroll in the Demonstration and may choose to switch to a different CMO plan for receipt of Demonstration services. Members who do not make a choice will be deemed to have chosen to remain in their current CMO plan for receipt of the Demonstration services they are eligible to receive.

X.
To amend Section 2.4 DISENROLLMENT, by deleting the terms “Member” and “Members” in the following Sections and replacing them with the phrases, “Member or P4HB Participant” and “Members or P4HB Participants” respectively throughout Sections 2.4.1 and 2.4.2.

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XI.	To amend Section 2.4 DISENROLLMENT, by adding the following provision:

2.4.4.1
When disenrollment is necessary because a P4HB Participant loses eligibility for the Demonstration (for example, she has died, been incarcerated, or moved out-of-state) disenrollment shall be immediate.

XII.	To amend Section 2.5 MEMBER SERVICES AND MARKETING, by renaming it MEMBER AND P4HB PARTICIPANT SERVICES AND MARKETING and by adding the following provision:

2.5.3
DCH will provide the Contractor with the Demonstration’s logo and design along with specific Demonstration language to be used in all written materials distributed to P4HB Participants and Potential P4HB Participants.

XIII	To amend Section 2.6 COVERED SERVICES AND SPECIAL COVERAGE PROVISIONS, by adding the following language:

2.6.1	P4HB Participants are not eligible to participate in the EPSDT program.

2.6.2	Specific services available under this Demonstration are outlined in Attachment N to this Contract.

XIV.	To amend Section 2.8 QUALITY MONITORING, by adding the following provision:

2.8.2
DCH will have a written strategy for assessing and improving the quality of services provided by the Contractor for the Demonstration and the outcomes resulting from those services. This strategy is incorporated in Attachment O.

XV.	To amend Section 4.1 ENROLLMENT, by adding the following provisions to the subsections listed herein:

4.1.1	Enrollment Procedures

4.1.1.2.1
DCH or its Agent will make every effort to ensure that individuals ineligible for Enrollment in the Demonstration are not enrolled in GF as P4HB Participants. However, to ensure that such individuals are not enrolled in the Demonstration, the Contractor shall assist DCH or its Agent in the identification of P4HB Participants that are ineligible for enrollment in the Demonstration, as discussed in Section 1.2.3, but have been inadvertently enrolled in GF as P4HB Participants.

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4.1.2	Selection of a Primary Care Provider (PCP)

4.1.2.1.1
At the time of plan selection, Family Planning Only P4HB Participants, with counseling and assistance from DCH or its Agent, will be encouraged to choose a Primary Care Provider. Because primary care services are not covered services under the Demonstration for the Family Planning Only P4HB Participants, the Contractor is required to maintain an up-to-date list of available Providers affiliated with the Georgia Association for Primary Health Care  and other primary care Providers serving the uninsured and underinsured populations who are available to provide primary care services. The Contractor must not use Demonstration funds to reimburse for primary care services delivered to Family Planning Only P4HB Participants.

4.1.2.1.2
At the time of plan selection, IPC P4HB Participants, with counseling and assistance from DCH or its Agent, will be encouraged to choose an In-Network PCP. If an IPC P4HB Participant fails to select a PCP, or if the IPC P4HB Participant has been Auto-Assigned to the CMO plan, the Contractor shall Auto- Assign the IPC P4HB Participant to a PCP based on the algorithm identified in 4.1.2.1. If there is no IPC P4HB Participant or immediate family member historical usage, IPC P4HB Participants shall be Auto-Assigned to a PCP, using an algorithm developed by the Contractor, based on geographic proximity.

4.1.2.2.1
For IPC P4HB Participants, PCP assignment shall be effective immediately. The Contractor shall notify the IPC P4HB Participant via surface mail of her Auto-Assigned PCP within ten (10) Calendar Days of Auto-Assignment.

XVI.
To amend Section 4.2 DISENROLLMENT, by deleting the terms “Member” and “Members” and replacing them with the phrases “Member or P4HB Participant” and “Members or P4HB Participants” respectively throughout the following Sections: 4.2.1; 4.2.1.1; 4.2.2; 4.2.4.

XVII.	To amend Section 4.2.1, Disenrollment Initiated by the Member, by adding the following provision:

4.2.1.4
A P4HB Participant may request Disenrollment from a CMO plan for cause at any time during the ninety (90) Calendar Days following the date of the P4HB Participant’s initial enrollment with the CMO plan or the date DCH or its Agent sends the Participant notice of the enrollment into the Demonstration, whichever is later. The following constitutes cause for Disenrollment by the P4HB Participant:

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•	The P4HB Participant moves out of the CMO plan’s Service Region;
•	The P4HB Participant requests to be assigned to the same CMO plan as family members; and
•	The P4HB Participant otherwise becomes ineligible for participation in the Demonstration.
•
Other reasons, per 42 CFR 438.56(d)(2), include, but are not limited to, poor quality of care, lack of access to services covered under the Demonstration amendment, or lack of Demonstration Providers experienced in dealing with the P4HB Participant’s health care needs. (DCH or its Agent shall make determination of these reasons.)

XVIII.	To amend Section 4.2.2.1, by adding the following provision:

4.2.2.1.1 The Contractor shall complete all Disenrollment paperwork for P4HB Participants it is seeking to disenroll.

XIX.	To amend Section 4.2.2.2, by adding the following language:

4.2.2.2.1	The Contractor shall notify DCH or its Agent upon identification of a P4HB Participant who it knows or believes meets the following criteria for disenrollment from the Demonstration:

•	The P4HB Participant no longer meets the eligibility criteria for the Demonstration.
•	The IPC P4HB Participant has reached the end of the twenty-four (24) months of eligibility for the IPC component of the Demonstration.
•	The P4HB Participant becomes pregnant while enrolled in the Demonstration;
•	The P4HB Participant becomes infertile through a sterilization procedure;
•	The P4HB Participant moves out of the CMO plan’s Service Region;
•	The P4HB Participant’s utilization of services is fraudulent or abusive;
•	The Participant’s eligibility category changes to a category ineligible for participation in the P4HB program;
•	The P4HB Participant has died, been incarcerated, or moved out of State, thereby making her ineligible for Medicaid.

XX.	To amend Section 4.3 MEMBER SERVICES, by renaming it MEMBER AND P4HB PARTICIPANT SERVICES and by adding the following language to subsection 4.3.1, General Provisions:

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The Contractor shall ensure that P4HB Participants are aware of their rights and responsibilities, the role of the Family Planning Provider and PCP (for IPC P4HB Participants only), how to obtain care, what to do in an emergency or urgent medical situation arising from the receipt of Demonstration related Services, how to submit a Grievance, request an Appeal, or Administrative Law Hearing, and how to report suspected Fraud and Abuse. The Contractor shall convey this information via written materials and via telephone, internet, and face-to-face communications that allow the P4HB Participant to submit questions and receive responses from the Contractor.

XXI.
To amend Section 4.3.2 Requirements for Written Materials, by deleting the terms “Member” and “Members” and replacing them with the phrases “Member or P4HB Participant” and “Members or P4HB Participants” respectively throughout this section of the Contract.

XXII.	To amend Section 4.3.3 Member Handbook Requirements, by renaming it Member Handbook and P4HB Participant Information Requirements and by adding the following language:

4.3.3.1.1	The Contractor shall mail to all newly enrolled P4HB Participants an information packet including but not limited to the following:

•
General information pertaining to the Demonstration (eligibility, enrollment and disenrollment criteria, and information pertaining to the Demonstration’s program components – family planning only, IPC, Resource Mothers Outreach).

•	A list of benefits and services available under each Demonstration component
•	A list of service exclusions or limitations under each Demonstration component
•	Information about the role of the Family Planning Provider
•	Information about the selection of a Primary Care Provider affiliated with the Georgia Association for Primary Health Care and whose services are not covered under the Demonstration
•	Information on where and how P4HB Participants may access other benefits and services not available from or not covered by the Contractor under the Demonstration
•	Information about the role of the PCP for the IPC P4HB Participant only
•	Information about appointment procedures
•	Information on how to access Demonstration services, including non-emergency transportation (NET) available to the IPC P4HB Participants only

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•	A notice stating that the Contractor shall be liable only for those Demonstration services authorized by CMS under the Demonstration
•	A description of all pre-certification, prior authorization or other requirements for Demonstration related Services and treatments
•	The geographic boundaries of the Service Regions
•
Notice of all appropriate mailing addresses and telephone numbers to be utilized by P4HB Participants seeking information or authorization, including an inclusion of the Contractor’s toll-free telephone line and Web site

•	A description of the P4HB Participant’s rights and responsibilities as described in Section 4.3.4
•	The policies and procedures for Disenrollment from the Demonstration
•	Information on Advance Directives
•	A statement that additional information, including information on the structure and operation of the CMO plan and physician incentive plans, shall be made available upon request
•	Information on the extent to which, and how, after hours and emergency coverage are provided, including the following:
•	What constitutes an Urgent and Emergency Demonstration related Medical Condition, Demonstration related Emergency Services, and Demonstration related Post Stabilization Services;
•	The fact that Prior Authorization is not required for Demonstration related Emergency Services;
•	The process and procedures for obtaining Demonstration related Emergency Services, including the use of the 911 telephone systems or its local equivalent;
•	The location of any emergency settings and other locations at which Demonstration Providers and hospitals furnish Demonstration related Emergency and Post Stabilization Services; and
•	The fact that a P4HB Participant has a right to use any hospital or other setting for Demonstration related Emergency Services
•	Information on the Grievance Systems policies and procedures, as described in Section 4.14 of the Contract. This description must include the following:
•	The right to file a Grievance and Appeal with the Contractor;
•	The requirements and timeframes for filing a Grievance or Appeal with the Contractor;

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•	The availability of assistance in filing a Grievance or Appeal with the Contractor;
•	The toll-free numbers P4HB Participants can use to file a Grievance or an Appeal with the Contractor by phone;
•	The right to a State Administrative Law hearing, the method for obtaining a hearing, and the rules that govern representation at the hearing;
•
Notice that if the P4HB Participant files an Appeal or a request for a State Administrative Law Hearing within the timeframes specified for filing, the P4HB Participant may be required to pay the cost of services furnished while the Appeal is pending, if the final decision is adverse to the P4HB Participant; and

•	Any Appeal rights that the State chooses to make available to Providers to challenge the failure of the Contractor to cover the Demonstration related Service.
•	The Contractor shall submit to DCH for review and approval any changes and edits to the P4HB Participant Information Packet at least thirty (30) Calendar Days before the effective date of change.

XXIII.	To amend Section 4.3.4 Member Rights, by renaming it Member and P4HB Participant Right, and by adding the following language:

4.3.4.2
The Contractor shall have written policies and procedures regarding the rights of P4HB Participants and shall comply with any applicable federal and State laws and regulations that pertain to P4HB Participant rights. These rights shall be included in the P4HB Participant Information Packet. At a minimum, said policies and procedures shall specify the P4HB Participant’s right to:

•	Receive information pursuant to 42CFR 438.10;
•	Be treated with respect and with due consideration for the P4HB Participant’s dignity and privacy;
•	Have all records and medical and personal information remain confidential;
•	Receive information on available Demonstration related treatment options and alternatives, presented in a manner appropriate to the P4HB Participant’s condition and ability to understand;
•	Participate in decisions regarding her Demonstration services;
•	Request and receive a copy of her Medical Records pursuant to 45 CFR 160 and 164, subparts A and E, and request to amend or correct the record as specified in 45 CFR 164.524 and 164.526;
•	Be furnished Demonstration related Services in accordance with 42 CFR 438.206 through 438.210 as appropriate;

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•	Freely exercise her rights, including those related to filing a Grievance or Appeal, and that the exercise of these rights will not adversely affect the way the P4HB Participant is treated;
•
Not be held liable for the Contractor’s debts in the event of insolvency; not be held liable for the Demonstration related Services provided to the P4HB Participant for which DCH does not pay the Contractor; not be held liable for Demonstration related Services provided to the P4HB Participant for which neither DCH nor the CMO pays the Demonstration Provider that furnishes the Demonstration related Services; and not be held liable for payments of Demonstration related Services furnished under a contract, Referral, or other arrangement to the extent that those payments are in excess of the amount the P4HB Participant would owe if the Contractor provided the services directly; and

•	Only be responsible for cost sharing in accordance with 42 CFR 447.50 through 42 CFR 447.60 and Attachment K of this Contract.

XXIV
To amend Section 4.3.5 Provider Directory, by deleting the terms “Member” and “Members” and replacing them with the phrases “Member or P4HB Participant” and “Members or P4HB Participants” respectively throughout this section of the Contract.

XXV.	To further amend Section 4.3.5 Provider Directory, by deleting Section 4.3.5.2 in its entirety and replacing it with the following language:

•	4.3.5.2
The Provider Directory shall include names, locations, office hours, telephone numbers of and non-English language spoken by, current contracted Providers. This includes, at a minimum, information on PCPs, specialists, Family Planning Providers, dentists, pharmacists, FQHCs and RHCs, mental health and substance abuse Providers, and hospitals. The Provider Directory shall also identify Providers that are not accepting new patients.

XXVI	To amend Section 4.3.6 Member Identification (ID) Card, by renaming it Member and P4HB Participant Identification (ID) Card and by adding the following provisions:

4.3.6.5
The Contractor shall mail via surface mail a P4HB Participant ID Card to all new P4HB Participants in the Demonstration within ten (10) Calendar Days of receiving the notice of enrollment from DCH or its Agent. The P4HB Participant’s ID Card must meet all requirements as specified in Sections 4.3.6.2, 4.3.6.3 and 4.3.6.4. The P4HB Participant’s ID Card will identify the Demonstration component in which the P4HB Participant is enrolled:

•	A Pink color will signify the P4HB Participants as eligible for Family Planning Services Only.

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•	A Purple color will signify the P4HB Participants as eligible for Interpregnancy Care Services and Family Planning Services.
•	A Yellow color will signify the P4HB Participant as eligible for Case Management - Resource Mothers Outreach Only.

4.3.6.6
At the time the P4HB Participant’s ID card is supplied to a P4HB Participant, the Contractor shall provide written materials that explain the meaning of the color coding of the ID card and its relevance to Demonstration benefits.

XXVII.
To amend Section 4.3.7 Toll-free Member Services Line, by renaming it Toll-free Member and P4HB Participant Services Line, and by deleting the terms “Member” and “Members” and replacing them with the phrases “Member or P4HB Participant” and “Members or P4HB Participants” respectively throughout this section of the Contract.

XXVIII.
To amend Section 4.3.8 Internet Presence/Web Site, by deleting the terms “Member” and “Members” and replacing them with the phrases “Member or P4HB Participant” and “Members or P4HB Participants” respectively throughout this section of the Contract, and by adding the following provisions:

4.3.8.7	The Contractor shall provide general and up to date information about the Demonstration on its website. This information must incorporate DCH’s messaging regarding the Demonstration.

4.3.8.8	The Contractor shall provide links from its website to the DCH P4HB website.

XXIX	To amend Section 4.3.9 Cultural Competency, by deleting the term “Members” and replacing it with the phrase “Members or P4HB Participants” throughout this section of the Contract.

XXX
To amend Section 4.3.10, Translation Services, by deleting the terms “Member” and “Members” and replacing them with the phrases “Member or P4HB Participant” and “Members or P4HB Participants” respectively throughout this section of the Contract.

XXXI	To amend Section 4.4. MARKETING, by deleting the term “Members” and replacing it with the phrase “Members or P4HB Participants” throughout this section of the Contract.

XXXII	To amend Section 4.5 COVERED BENEFITS AND SERVICES, by adding the following provision:

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4.5.1.2
The Contractor shall at a minimum provide to P4HB Participants Demonstration related Services and Benefits pursuant to the CMS SPECIAL TERMS AND CONDITIONS (STCs), NUMBER: 11-W- 00249/4 Document pertaining to the Planning for Healthy Babies 1115 Demonstration Waiver Program. These STCs have been incorporated into this Contract as Attachment Q.

XXXIII.	To amend Section 4.6.1 Emergency Services, by adding the following provisions:

4.6.1.3.1
The Contractor shall provide payment for Demonstration related Emergency Services when furnished by a qualified Provider, regardless of whether that Provider is in the Contractor’s network. These services shall not be subject to prior authorization requirements. The Contractor shall be required to pay all Demonstration related Emergency Services that are Medically Necessary until the P4HB Participant is stabilized. The Contractor shall also pay for any screening examination services conducted to determine whether a Demonstration related Emergency Medical Condition exists.

4.6.1.5.1
The attending emergency room physician, or the Provider actually treating the P4HB Participant, is responsible for determining when the P4HB Participant is sufficiently stabilized for transfer or discharge, and that determination is binding on the Contractor, who shall be responsible for coverage and payment. The Contractor, however, may establish arrangements with a hospital whereby the Contractor may send one of its own physicians with appropriate emergency room privileges to assume the attending physician’s responsibilities to stabilize, treat, and transfer the P4HB Participant, provided that such arrangement does not delay the provision of Demonstration related Emergency Services.

4.6.1.6.1
The Contractor shall not retroactively deny a Claim for a Demonstration related emergency screening examination because the Condition, which appeared to be a Demonstration related Emergency Medical Condition under the prudent layperson standard, turned out to be non-emergency in nature. If a Demonstration related emergency screening examination leads to a clinical determination by the examining physician that an actual Demonstration related Medical Condition does not exist, then the determining factor for payment liability shall be whether the P4HB Participant had acute symptoms of sufficient severity at the time of presentation. In this case, the Contractor shall pay for all Demonstration related emergency screening and care services provided. Payment shall be at either the rate negotiated under the Provider Contract, or the rate paid by DCH under the Fee for Service Medicaid Program.

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4.6.1.7.1
The Contractor may establish guidelines and timelines for submittal of notification regarding provision of Demonstration related Emergency Services, but, the Contractor shall not refuse to cover a Demonstration related Emergency Service based on the emergency room Provider, hospital, or fiscal agent’s failure to notify the P4HB Participant’s Family Planning Provider and/or PCP (in the case of the IPC P4HB Participant), CMO plan representative, or DCH of the P4HB Participant’s Demonstration related screening and treatment within said timeframes.

4.6.1.8.1
When a representative of the Contractor instructs the P4HB Participant to seek Emergency Services, the Contractor shall be responsible for payment for the Demonstration related Medical Screening examination without regard to whether the Condition meets the prudent layperson standard.

4.6.1.9.1
The P4HB Participant who has a Demonstration related Emergency Medical Condition shall not be held liable for payment of subsequent Demonstration related screening and treatment needed to diagnose the specific Condition or stabilize the P4HB Participant.

4.6.1.10.1	Once the P4HB Participant’s condition is stabilized, the Contractor may require Pre-Certification for hospital admission or prior authorization for follow up care.

XXXIV.	To amend Section 4.6.2 Post-Stabilization Services, by adding the following provisions:

4.6.2.7 The Contractor shall be responsible for providing Demonstration related Post Stabilization care services twenty-four (24) hours a day, seven (7) days a week, both inpatient and outpatient, related to a Demonstration related Emergency Medical Condition, that are provided after a P4HB participant is stabilized in order to maintain the stabilized Condition, or, pursuant to 42 CFR 438.114(e), to improve or resolve the P4HB Participant’s Condition.

4.6.2.8 The Contractor shall be responsible for payment for Demonstration related Post Stabilization Services that are Prior Authorized or Pre-Certified by an In-Network Provider or organization representative, regardless of whether they are provided within or outside the Contractor’s network of Providers.

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4.6.2.9
The Contractor is financially responsible for Demonstration related Post Stabilization Services obtained from any Provider, regardless of whether they are within or outside the Contractor’s Provider network that are administered to maintain the P4HB participant’s stabilized Condition for one (1) hour while awaiting response on a Pre-Certification or Prior Authorization request.

4.6.2.10
The Contractor is financially responsible for Demonstration related Post Stabilization Services obtained from any Provider, regardless of whether they are within or outside the Contractor’s Provider network, that are not prior authorized by a CMO plan Provider or organization representative but are administered to maintain, improve or resolve the Member’s stabilized Condition if:

•	The Contractor does not respond to the Provider’s request for pre-certification or prior authorization within one (1) hour;

•	The Contractor cannot be contacted; or

•
The Contractor’s Representative and the attending physician cannot reach an agreement concerning the P4HB Participant’s care and a CMO plan physician is not available for consultation. In this situation the Contractor shall give the treating physician the opportunity to consult with an In- Network physician and the treating physician may continue with care of the P4HB Participant until a CMO plan physician is reached or one of the criteria in Section 4.6.2.11 is met.

4.6.2.11	The Contractor’s financial responsibility for Demonstration related Post-Stabilization Services it has not approved will end when:

•	An In-Network Provider with privileges at the treating hospital assumes responsibility for the P4HB Participant’s care;

•	An In-Network Provider assumes responsibility for the P4HB Participant’s care through transfer;

•	The Contractor’s Representative and the treating physician reach an agreement concerning the P4HB Participant’s care; or

•	The P4HB Participant is discharged.

4.6.2.12
In the event the P4HB Participant received Demonstration related Post Stabilization Services from a Provider outside the Contractor’s network, the Contractor is prohibited from charging the P4HB Participant more than she would be charged if she had obtained services through an In-Network Provider.

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XXXV.	To amend Section 4.6.3 Urgent Care Services, by deleting this section in its entirety and replacing it with the following language:

The Contractor shall provide Urgent Care services to Members as necessary. Such services shall not be subject to Prior Authorization or Pre-Certification.

The Contractor shall provide Demonstration related Urgent Care services to P4HB Participants as necessary. Such services shall not be subject to Prior Authorization or Pre-Certification.

XXXVI.	To amend Section 4.6.4.1 Family Planning Services, by deleting it in its entirety and replacing it with the following language:

4.6.4.1
The Contractor shall provide access to Family Planning Services within the network to Members and P4HB Participants. In meeting this obligation, the Contractor shall make a reasonable effort to contract with all family planning clinics, including those funded by Title X of the Public Health Services Act, for the provision of Family Planning Services. The Contractor shall verify its efforts to contract with Title X Clinics by maintaining records of communication. The Contractor shall not limit Members’ or P4HB Participants’ freedom of choice for Family Planning Services to In-Network Providers and the Contractor shall cover services provided by any qualified Provider regardless of whether the Provider is In-Network. The Contractor shall not require a Referral if a Member or P4HB Participant chooses to receive Family Planning Services and supplies from outside of the network.

XXXVII.	To amend Section 4.6.4.2, by deleting the term “Members” and replacing it with the phrase “Members or P4HB Participants” throughout this section of the Contract.

XXXVIII.	To amend Section 4.6.4.3, by deleting it in its entirety and replacing it with the following language:

4.6.4.3 Family Planning Services and supplies for Members and P4HB Participants include at a minimum:

•	Education and counseling necessary to make informed choices and understand contraceptive methods;

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•	Initial and annual complete physical examinations including a pelvic examination and Pap test;

•	Follow up, brief and comprehensive visits – up to four (4) such visits for P4HB Participants;

•	Pregnancy testing;

•	Contraceptive supplies and follow up care;

•	Diagnosis of sexually transmitted infections;

•	Treatment of sexually transmitted infections with the following exception - P4HB Participants are excluded from receiving drugs for the treatment of HIV/AIDS and hepatitis under the Demonstration;

•
For P4HB Participants - Drugs, supplies, or devices related to the women’s health services described above that are prescribed by a health care provider who meets the State’s provider enrollment requirement; (subject to the national drug rebate program requirements).

•	Infertility assessments with the following exception – P4HB Participants are excluded from receiving this benefit.

XXXIX.	To amend Section 4.6.5 Sterilizations, Hysterectomies and Abortions, by adding the following provision:

4.6.5.1.1	In compliance with Federal regulations, the Contractor shall cover sterilizations for P4HB Participants only if all of the following requirements are met:

•	The P4HB Participant is at least twenty-one (21) years of age at the time consent is obtained;

•	The P4HB Participant is mentally competent;

•
The P4HB Participant voluntarily gives informed consent in accordance with the State Policies and Procedures for Family Planning Clinic Services. This includes the completion of all applicable documentation.

•	At least thirty (30) Calendar Days, but not more than one hundred and eight (180) Calendar Days, have passed

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between the date of informed consent and the date of sterilization.

•
An interpreter is provided when language barriers exist. Arrangements are to be made to effectively communicate the required information to a P4HB Participant who is visually impaired, hearing impaired or otherwise disabled; and

•	The P4HB Participant is not institutionalized in a correctional facility, mental hospital or other rehabilitative facility.

XL.	To amend Section 4.6.5.2, by adding the following provision:

4.6.5.2.1	A hysterectomy shall not be considered a Covered Service for P4HB Participants.

XLI.	To amend Section 4.6.5.4, by adding the following provision:

4.6.5.4.1	Abortions or abortion-related services shall not be considered a Covered Service for P4HB Participants.

XLII.	To amend Section 4.6.6 Pharmacy, by adding the following provision:

4.6.6.1.1	The Contractor shall provide covered pharmacy services either directly or through a Pharmacy Benefits Manager (PBM) to P4HB Participants.

4.6.6.1.2	The Contractor shall make available to P4HB Participants folic acid and/or a multivitamin with folic acid.

XLIII.	To amend Section 4.6.7 Immunizations, by adding the following provision:

4.6.7.1.1
The Contractor shall provide P4HB Participants ages nineteen (19) and twenty (20) with Hepatitis B, Tetanus-Diphtheria (Td) and combined Tetanus, Diphtheria, Pertussis vaccinations according to the Advisory Committee on Immunization Practices (ACIP) guidelines as needed.

4.6.7.2.1
The Contractor shall ensure that all Providers use vaccines which have been made available, free of cost, under the Vaccines for Children (VFC) program for P4HB Participants eighteen (18) years of age.

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XLIV.	To amend Section 4.6.8 Transportation, by adding the following provision:

4.6.8.2.1	The Contractor shall coordinate with the NET vendors for services required by P4HB Participants in the IPC component of the Demonstration.

XLV.	To amend Section 4.6.11 Mental Health and Substance Abuse, by adding the following provision:

4.6.11.4
The Contractor shall permit Participants in the IPC Component of the Demonstration to receive Detoxification and Intensive Outpatient Rehabilitation Services as specified in the Special Terms and Conditions. (See Attachment O.)

XLVI.	To amend Section 4.6.12 Advance Directives, by deleting the term “Members” and replacing it with the phrase “Members or P4HB Participants” throughout this section of the Contract.

XLVII. To amend Section 4.8.2 Primary Care Providers (PCPs), by adding the following provision:

4.8.2.1.1
The Contractor shall offer its P4HB Participants in the IPC component of the Demonstration freedom of choice in selecting a PCP. The Contractor shall have written PCP selection policies and procedures describing how IPC P4HB Participants select their PCPs.

XLVIII.	To further amend Section 4.8.2 Primary Care Providers (PCPs), by deleting subsection 4.8.2.4 in its entirety and replacing it with the following language:

4.8.2.4
The Contractor may require that Members and IPC P4HB Participants are assigned to the same PCP for a period of up to six (6) months. In the event the Contractor requires that Members and IPC P4HB Participants are assigned to the same PCP for a period of six (6) months or less, the following exceptions shall be made:

4.8.2.4.1	Members and IPC P4HB Participants shall be allowed to change PCPs without cause during the first ninety (90) Calendar Days following PCP selection;

4.8.2.4.2	Members and IPC P4HB Participants shall be allowed to change PCPs with cause at any time. The following constitute cause for change:

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•	The PCP no longer meets the geographic access standards as defined in Section 4.8.14;

•	The PCP does not, because of moral or religious objections, provide the Covered Service(s) the Member seeks; and

•	The Member or IPC Participant requests to be assigned to the same PCP as other family members.

4.8.2.4.3	Members and IPC P4HB Participants shall be allowed to change PCPs every six (6) months.

XLIX.	To further amend Section 4.8.2 Primary Care Providers (PCPs), by adding the following provision:

4.8.2.5.1
The PCP is responsible for supervising, coordinating, and providing all Primary Care to each assigned IPC P4HB Participant. In addition, the PCP is responsible for coordinating and/or initiating Referrals for non-CMO paid or provided specialty care, maintaining continuity of each IPC P4HB Participant’s Health Care and maintaining the IPC P4HB Participant’s Medical Record, which includes documentation of all services provided by the PCP as well as any specialty services. The Contractor shall require that PCPs fulfill these responsibilities for all IPC P4HB Participants.

L.	To amend Section 4.8.4 Pharmacies, by deleting the term “Members” and replacing it with the phrase “Members or P4HB Participants” throughout this section of the Contract.

LI.	To amend Section 4.8.5 Hospitals, by adding the following provision:

4.8.5.1.1	The Contractor shall maintain a comprehensive Provider network of hospitals such that they are available and accessible for Demonstration related Service and Benefit delivery to all P4HB Participants.

LII.	To amend Section 4.8.6 Laboratories, by adding the following provision:

4.8.6.1
The Contractor shall maintain a comprehensive Provider network of laboratories that ensures laboratories are accessible to all P4HB Participants for Demonstration related Services. The Contractor shall ensure that all laboratory testing sites providing services under this Contract have either a clinical laboratory (CLIA) certificate or a waiver of a certificate of registration, along with a CLIA number, pursuant to 42 CFR 493.3.

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LIII.	To amend Section 4.8.12.2 Dental Practitioners, by adding the following provision:

4.8.12.2.1
The Contractor must establish a sufficient number of general dentists as specified by 4.8.13 – Geographic Access Requirements to provide covered dental services to IPC P4HB Participants in the Contractor’s Service Region.

LIV.
To amend Section 4.8.13 Geographic Access Requirements, by deleting the terms “Member” and “Members” and replacing them with the phrases “Member or P4HB Participant” and “Members or P4HB Participants” respectively throughout this section of the Contract.

LV.	To amend Section 4.8.16 Mainstreaming, by deleting the term “Members” and replacing it with the phrase “Members or P4HB Participants” throughout this section of the Contract.

LVI.	To amend Section 4.8.17.3, by deleting the term “Members” and replacing it with the phrase “Members or P4HB Participants” throughout this section of the Contract.

LVII.	To amend Section 4.8.17.6, by deleting the term “Member’s” and replacing it with the phrase “Member’s or P4HB Participant’s” throughout this section of the Contract.

LVIII.
To amend Section 4.8.18 Network Changes, by deleting the terms “Member” and “Members” and replacing them with the phrases “Member or P4HB Participant” and “Members or P4HB Participants” respectively throughout this section of the Contract.

LIX. To amend Section 4.9.2.1, by adding the following language:

•	Description of the Demonstration;
•	Practice protocols for the Demonstration;
•	Other Provider responsibilities pertaining to the Demonstration;
•	Coding requirements pertaining to the Demonstration;
•	Prior Authorization, Pre-Certification, and Referral procedures pertaining to the Demonstration;
•	P4HB Participant rights and responsibilities

LX.	To amend Section 4.9.3 Education and Training, by adding the following provision:

4.9.3.1.1
The Contractor shall provide training to all Demonstration Family Planning and IPC service Providers and their staffs regarding the requirements of the Demonstration and the Contract provisions related to the Demonstration and special needs of the P4HB Participants. The Contractor shall conduct initial training within thirty (30) Calendar Days of placing a newly contracted Provider on active status. The Contractor shall also conduct ongoing training as deemed necessary by the Contractor or DCH in order to ensure compliance with the Demonstration’s standards and the Contract.

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4.9.3.1.2	The Contractor’s Demonstration Provider network will utilize the Preconception Care Toolkit for Georgia for preconception health education and counseling.

LXI.
To amend Section 4.10 PROVIDER CONTRACTS AND PAYMENTS, by deleting the terms “Member” and “Members” and replacing them with the phrases “Member or P4HB Participant” and “Members or P4HB Participants” respectively throughout this section of the Contract.

LXII.	To amend Section 4.10.4.4.1, by adding the following language:

•	Demonstration related Services as a separate report

LXIII. To amend Section 4.11.4, by adding the following provisions:

4.11.4.1.1
The Contractor shall identify and facilitate transitions for P4HB Participants that are moving from one CMO to another and require additional or distinctive assistance during the period of transition. When relinquishing P4HB Participants, the Contractor shall cooperate with the receiving CMO plan regarding the course of ongoing care.

4.11.4.1.2
The Contractor will monitor Providers to ensure transition of care from one entity to another. Demonstration related procedures that are scheduled to occur after a P4HB Participant’s new CMO effective date, but that were authorized by the P4HB Participant’s original CMO prior to her new CMO effective date will be covered by the P4HB Participant’s new CMO for thirty (30) days.

4.11.4.1.3
P4HB Participants that are in ongoing Demonstration related outpatient treatment or that are receiving Demonstration related medication that has been covered by another CMO prior to their new CMO effective date will be covered by the new CMO for at least thirty (30) days to allow time for clinical review, and if necessary, transition of care. If it is determined the P4HB Participant is still in need of those treatments and/or medications, the CMO will be obligated to cover those Demonstration related Services beyond thirty (30) days.

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4.11.4.2.1.7
A P4HB Participant that is hospitalized in an acute inpatient hospital facility will remain the responsibility of that P4HB Participant’s original CMO until she is discharged from the facility, even if she changes to a different CMO or becomes eligible for other coverage during her inpatient stay. The CMO is not required to cover Demonstration related Services for a P4HB Participant that has no Demonstration benefits. If the P4HB Participant remains an acute inpatient and loses Demonstration eligibility during the stay, the CMO is only responsible for payment until the last day of Demonstration eligibility.

LXIV.	To amend Section 4.11.9 Case Management, by adding the following provisions:

4.11.9.1.1	The Contractor’s Case Management system shall emphasize prevention, continuity of care, and coordination of care for P4HB Participants in the IPC component of the Demonstration.

4.11.9.2.1	Case Management functions for the IPC component of the Demonstration include:
•	Early identification of P4HB IPC Participants who have or may have special needs;
•	Assessment of a P4HB IPC Participant’s risk factors;
•	Development of a plan of care;
•	Referrals and assistance to ensure timely access to Providers included and external to the Contractor’s network;
•	Coordination of care actively linking the P4HB IPC Participant to In-Network and out of network Providers, medical services, residential, social and other support services where needed;
•	Resource Mothers Outreach
•	Monitoring;
•	Continuity of care;
•	Follow up; and
•	Documentation

4.11.9.2.2
Details pertaining to Resource Mothers Outreach are incorporated in Attachment P to this Contract. The Contractor must utilize the Resource Mothers Training Manual specified by DCH as the training manual for the Resource Mothers Outreach.

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4.11.9.2.3	The Contractor must monitor the effectiveness of the Resource Mothers Outreach and ensure such Outreach activities comply with the Resource Mothers Training Manual.

LXV.	To amend Section 4.11.12 Reporting Requirements, by adding the following provision:

4.11.12.3	The Contractor shall submit to DCH all reports as outlined in the Demonstration Quality Strategy identified in Attachment O of this Contract.

LXVI.
To amend Section 4.14 INTERNAL GRIEVANCE SYSTEM, by deleting the terms “Member” and “Members” and replacing them with the phrases “Member or P4HB Participant” and “Members or P4HB Participants” respectively throughout this section of the Contract.

LXVII
To amend Section 4.16 CLAIMS MANAGEMENT, by deleting the term “Medicaid claims” as well as any reference thereto and replacing it with the phrase “Medicaid and Demonstration claims”. (Demonstration claims will be processed as all other Medicaid claims are processed.)

LXVIII.
To amend Section 4.17 INFORMATION MANAGEMENT AND SYSTEMS, by deleting the terms “Member” and “Members” and replacing them with the phrases “Member or P4HB Participant” and “Members or P4HB Participants” respectively throughout this section of the Contract.

LXIX	To amend Section 5.8 CONTRACT REPORTS, by adding Demonstration Reports with a Due Date as – per Attachments O and Q.

LXX	To amend Section 7.1.1, by adding the following language:

7.1.1.1
DCH will compensate the Contractor on a per member per month basis for each P4HB Participant enrolled in the Contractor’s plan (See Attachment R). The number of enrolled P4HB Participants in each rate cell category will be determined by the records maintained in the Medicaid Member Information System (MMIS) maintained by DCH’s fiscal agent. The monthly compensation will be the final negotiated rate for each rate cell multiplied by the number of enrolled P4HB Participants in each rate cell category. The Contractor must provide to DCH, and keep current, its tax identification number, billing address, and other contact information. Pursuant to the terms of this Contract, should DCH assess liquidated damages or other remedies or actions for noncompliance or deficiency with the terms of this Contract, such amount shall be withheld from the monthly compensation for the following month, and for continuous consecutive months thereafter until such noncompliance or deficiency is corrected.

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LXXI.	To amend Section 23.4.1 by adding the following language:

•	Failure to comply with the required Demonstration Reports and Deliverables as prescribed in Attachments O and Q.

•	Failure to achieve annual targeted reductions in the Pregnancy Rate as identified in Attachment O.

•	Failure to deliver effective Demonstration services as evidenced by lack of achievement of annual targeted LBW and VLBW reduction targets as identified in Attachment O.

LXXII. To amend the Contract by appending Exhibits 2, 3, 4, 5, 6 and 7 hereto as Attachments N, O, P, Q, and R respectively, to the Contract.

LXXIII.
DCH and Contractor agree that they have assumed an obligation to perform the covenants, agreements, duties and obligations of the Contract, as modified and amended herein, and agree to abide by all the provisions, terms and conditions contained in the Contract as modified and amended.

LXXIV.
This Amendment shall be binding and inure to the benefit of the parties hereto, their heirs, representatives, successors and assigns. Whenever the provisions of this Amendment and the Contract are in conflict, the provisions of this Amendment shall take precedence and control.

LXXV.
It is understood by the Parties hereto that, if any part, term, or provision of this Amendment or this entire Amendment is held to be illegal or in conflict with any law of this State, then DCH, at its sole option, may enforce the remaining unaffected portions or provisions of this Amendment or of the Contract and the rights and obligations of the parties shall be construed and enforced as if the Contract or Amendment did not contain the particular part, term or provision held to be invalid.

LXXVI.	This Amendment shall become effective as stated herein and shall remain effective for so long as the Contract is in effect.

LXXVII.	This Amendment shall be construed in accordance with the laws of the State of Georgia.

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LXXVIII.	All other terms and conditions contained in the Contract and any amendment thereto, not amended by this Amendment, shall remain in full force and effect.

SIGNATURES ON THE FOLLOWING PAGE

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SIGNATURE PAGE

IN WITNESS WHEREOF, DCH and Contractor, through their authorized officers and agents, have caused this Amendment to be executed on their behalf as of the date indicated.

GEORGIA DEPARTMENT OF COMMUNITY HEALTH

/s/ David A. Cook	2/19/11
David A. Cook, Commissioner	Date

/s/ Jerry Dubberly	2/15/11
Jerry Dubberly, Chief – Medicaid Division	Date

WELLCARE OF GEORGIA, INC.

BY: /s/ Jesse Thomas	1-31-11
*SIGNATURE	Date

/s/ Jesse Thomas
Please Print/Type Name Here
AFFIX CORPORATE SEAL HERE (Corporations without a seal, attach a Certificate of Corporate Resolution)

/s/ Lisa Iglesias
**SIGNATURE Secretary
TITLE

* Must be President, Vice President, CEO or Other Authorized Officer
**Must be Corporate Secretary

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**This page is intentionally left blank.**

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EXHIBIT 1
Section 1.4 Definitions

Whenever capitalized in this Contract, the following terms have the respective meaning set forth below, unless the context clearly requires otherwise.

Abandoned Call: A call in which the caller elects a valid option and is either not permitted access to that option or disconnects from the system.

Abuse: Provider practices that are inconsistent with sound fiscal, business, or medical practices, and result in unnecessary cost to the Medicaid program, or in reimbursement for services that are not medically necessary or that fail to meet professionally recognized standards for Health Care. It also includes Member and P4HB Participant practices that result in unnecessary cost to the Medicaid program.

Administrative Law Hearing: The appeal process administered by the State in accordance with O.C.G.A. § 49-4-153 and as required by federal law, available to Members, P4HB Participants and Providers after they exhaust the Contractor’s Grievance System and Complaint Process.

Administrative Review: means the formal reconsideration, as a result of the proper and timely submission of a Provider’s, Member’s or P4HB Participant’s request, by an Office or Unit of the Division, which has proposed an adverse action.

Administrative Service(s): The contractual obligations of the Contractor that include but may not be limited to utilization management, credentialing providers, network management, quality improvement, marketing, enrollment, Member and P4HB Participant services, claims payment, management information systems, financial management, and reporting.

Action: The denial or limited authorization of a requested service, including the type or level of service; the reduction, suspension, or termination of a previously authorized service; the denial, in whole or part of payment for a service; the failure to provide services in a timely manner; or the failure of the CMO to act within the time frames provided in 42 CFR 438.408(b).

Advance Directives: A written instruction, such as a living will or durable power of attorney for Health Care, recognized under State law (whether statutory or as recognized by the courts of the State), relating to the provision of Health Care when the individual is incapacitated.

After-Hours: Provider office/visitation hours that extends beyond the normal business hours of a provider, which are Monday-Friday 9-5:30 and may extend to Saturday hours.

Agent: An entity that contracts with the State of Georgia to perform administrative functions, including but not limited to: fiscal agent activities; outreach, eligibility, and Enrollment activities; Systems and technical support; etc.

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Appeal: A request for review of an action, as “action” is defined in 438.400.

Assess: Means the process used to examine and determine the level of quality or the progress toward improvement of quality and/or performance related to Contractor service delivery systems.

At Risk: Any service for which the Provider agrees to accept responsibility to provide, or arrange for, in exchange for the Capitation payment and Obstetrical: Delivery Payments.

Authoritative Host: A system that contains the master or “authoritative” data for a particular data type, e.g. Member, Provider, CMO, etc. The Authoritative Host may feed data from its master data files to other systems in real time or in batch mode. Data in an Authoritative Host is expected to be up-to-date and reliable.

Authorized Representative: A person authorized by the Member or P4HB Participant in writing to make health-related decisions on behalf of a Member or P4HB Participant, including, but not limited to Enrollment and Disenrollment decisions, filing Appeals and Grievances with the Contractor, and choice of a Primary Care Physician (PCP). The authorized representative is either the Parent or Legal Guardian for a child. For an adult this person is either the legal guardian (guardianship action), health care or other person that has power of attorney, or another signed HIPAA compliant document indicating who can make decisions on behalf of the member.

Automatic Assignment (or Auto-Assignment): The Enrollment of an eligible person, for whom Enrollment is mandatory, in a CMO plan chosen by DCH or its Agent. Also the assignment of a new Member or P4HB Participant to a PCP chosen by the CMO Plan, pursuant to the provisions of this Contract.

Benefits: The Health Care services set forth in this Contract, for which the Contractor has agreed to provide, arrange, and be held fiscally responsible.

Blocked Call: A call that cannot be connected immediately because no circuit is available at the time the call arrives or the telephone system is programmed to block calls from entering the queue when the queue backs up beyond a defined threshold.

Business Days: Any day from Monday to Friday typically from 9 A.M. to 5 P.M. and does not include State holidays.

Calendar Days: All seven days of the week.

Capitation: A Contractual agreement through which a Contractor agrees to provide specified Health Care services to Members or P4HB Participants for a fixed amount per month.

Capitation Payment: A payment, fixed in advance, that DCH makes to a Contractor for each Member or P4HB Participant covered under a Contract for the provision of medical services and  assigned to the Contractor. This payment is made regardless of whether the Member or P4HB Participant receives Covered Services or Benefits during the period covered by the payment.

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Capitation Rate: The fixed monthly amount that the Contractor is paid by DCH for each Member or P4HB Participant assigned to the Contractor to ensure that Covered Services and Benefits under this Contract are provided.

Capitated Service: Any Covered Service for which the Contractor receives an actuarially sound Capitation Payment.

Care Coordination: A set of Member-centered, goal-oriented, culturally relevant, and logical steps to assure that a Member receives needed services in a supportive, effective, efficient, timely, and cost-effective manner. Care Coordination is also referred to as Care Management.

Care Management Organization (CMO): An entity organized for the purpose of providing Health Care, has a Health Maintenance Organization Certificate of Authority granted by the State of Georgia, which contracts with Providers, and furnishes Health Care services on a capitated basis to Members and P4HB Participants in a designated Service Region.

Case Management: Any intensive intervention undertaken with the purpose of helping a P4HB Participant receive appropriate care following the delivery of a Very Low Birth Weight infant, where that P4HB Participant has any disease(s) or condition(s). It is distinguished from utilization management in that it is voluntary, and it is distinguished from disease management by its intensity and focus on any disease(s) conditions the P4HB Participant has.

Centers for Medicare & Medicaid Services (CMS): The Agency within the U.S. Department of Health and Human Services with responsibility for the Medicare, Medicaid and the State Children’s Health Insurance Program.

Certified Nurse Midwife (CNM): A registered professional nurse who is legally authorized under State law to practice as a nurse-midwife, and has completed a program of study and clinical experience for nurse-midwives or equivalent.

Children’s Health Insurance Program (CHIP formerly State Children’s Health Insurance Program (SCHIP)): A joint federal-state Health Care program for targeted, low-income children, established pursuant to Title XXI of the Social Security Act. Georgia’s CHIP is called PeachCare for Kids™.

Chronic Condition: Any ongoing physical, behavioral, or cognitive disorder, including chronic illnesses, impairments and disabilities. There is an expected duration of at least twelve (12) months with resulting functional limitations, reliance on compensatory mechanisms (medications, special diet, assistive device, etc) and service use or need beyond that which is lly considered Routine Care.

Claim: A bill for services, a line item of services, or all services for one recipient within a bill.

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Claims Administrator: The entity engaged by DCH to provide Administrative Service(s) to the CMO Plans in connection with processing and adjudicating risk-based payment, and recording health benefit encounter Claims for Members and P4HB Participants.

Clean Claim: A claim received by the CMO for adjudication, in a nationally accepted format in compliance with standard coding guidelines, which requires no further information, adjustment, or alteration by the Provider of the services in order to be processed and paid by the CMO. The following exceptions apply to this definition: i. A Claim for payment of expenses incurred during a period of time for which premiums are delinquent; ii. A Claim for which Fraud is suspected; and iii. A Claim for which a Third Party Resource should be responsible.

Cold-Call Marketing: Any unsolicited personal contact by the CMO Plan, with a potential Member or P4HB Participant, for the purposes of marketing.

Community Mental Health Rehabilitation Services (CMHRS): Services that are intended for the maximum reduction of mental disability and restoration of an individual to his or her best possible functional level.

Completion/Implementation Timeframe: The date or time period projected for a project goal or objective to be met, for progress to be demonstrated or for a proven intervention to be established as the standard of care for the Contractor.

Condition: A disease, illness, injury, disorder, of biological, cognitive, or psychological basis for which evaluation, monitoring and/or treatment are indicated.

Consecutive Enrollment Period: The consecutive twelve (12) month period beginning on the first day of Enrollment or the date the notice is sent, whichever is later. For Members and P4HB Participants that use their option to change CMO plans without cause during the first ninety (90) Calendar Days of Enrollment, the twelve-month consecutive Enrollment period will commence when the Member or P4HB Participant enrolls in the new CMO plan. This is not to be construed as a guarantee of eligibility during the consecutive Enrollment period.

Contested Claim: A Claim that is denied because the Claim is an ineligible Claim, the Claim submission is incomplete, the coding or other required information to be submitted is incorrect, the amount Claimed is in dispute, or the Claim requires special treatment.

Contract: The written agreement between the State and the Contractor; comprised of the Contract, any addenda, appendices, attachments, or amendments thereto.

Contract Award: The date upon which DCH issues the Apparent Successful Offeror Letters.

Contract Execution: The date upon which all parties have signed the Contract.

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Contractor: The Care Management Organization with a valid Certificate of Authority in Georgia that contracts hereunder with the State for the provision of comprehensive Health Care services to Members on a capitated basis.

Contractor’s Representative: The individual legally empowered to bind the Contractor, using his/her signature block, including his/her title. This individual will be considered the Contractor’s Representative during the life of any Contract entered into with the State unless amended in writing.

Co-payment: The part of the cost-sharing requirement for Members in which a fixed monetary amount is paid for certain services/items received from the Contractor’s Providers.

Core Services: Covered services for both the Rural Health Centers (RHC) and Federally Qualified Health Centers (FQHC) programs defined as follows: Physician services, including required physician supervision of Physician Assistants (PAs), Nurse Practitioners (NPs), and Certified Nurse Midwives (CNMs); services and supplies furnished as incident to physician professional services; services of PAs, NPs and CNMs; services of clinical psychologists and clinical social workers (when providing diagnosis and treatment of mental illness); services and supplies furnished as incident to professional services provided by PAs, NPs, CNMs, clinical psychologists, and clinical social workers; Visiting nurse services on a part time or intermittent basis to homebound patients (limited to areas in which there is a designated shortage of home health agencies).

Corrective Action Plan: The detailed written plan required by DCH to correct or resolve a deficiency or event causing the assessment of a liquidated damage or sanction against the CMO.

Corrective Action Preventive Action (CAPA): CAPA focuses on the systematic investigation of discrepancies (failures and/or deviations) in an attempt to prevent their reoccurrence. To ensure that corrective and preventive actions are effective, the systematic investigation of the failure incidence is pivotal in identifying the corrective and preventive actions undertaken.

Cost Avoidance: A method of paying Claims in which the Provider is not reimbursed until the Provider has demonstrated that all available health insurance has been exhausted.

Covered Services: Those Medically Necessary Health Care services provided to Members, the payment or indemnification of which is covered under this Contract or those Demonstration services provided to P4HB Participants, the payment or indemnification of which is covered under this Contract.

Credentialing: The Contractor’s determination as to the qualifications and ascribed privileges of a specific Provider to render specific Health Care services.

Critical Access Hospital (CAH): Critical access hospital means a hospital that meets the requirements of the federal Centers for Medicare and Medicaid Services to be designated as a critical access hospital and that is recognized by the Department of Community Health as a critical access hospital for purposes of Medicaid.

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Cultural Competency: A set of interpersonal skills that allow individuals to increase their understanding, appreciation, acceptance, and respect for cultural differences and similarities within, among and between groups and the sensitivity to know how these differences influence relationships with Members and P4HB Participants. This requires a willingness and ability to draw on community-based values, traditions and customs, to devise strategies to better meet culturally diverse Member and P4HB Participant needs, and to work with knowledgeable persons of and from the community in developing focused interactions, communications, and other supports.

Deliverable: A document, manual or report submitted to DCH by the Contractor to fulfill requirements of this Contract.

Demonstration: The 1115 Demonstration waiver program in Georgia supported by CMS that expands the delivery of family planning services to uninsured women, ages 18 through 44, who have family income at or below 200 percent of the Federal poverty level (FPL) and who are not otherwise eligible for Medicaid or the Children’s Health Insurance Program (CHIP). Also referred to as the Family Planning Waiver or the P4HB Program.

Demonstration Enrollee: An individual meeting P4HB Program eligibility requirements who selects or is otherwise assigned to a Georgia Families Care Management Organization in order to receive Demonstration services.

Demonstration Enrollment: The process by which an individual eligible for the P4HB program applies to utilize a Georgia Families Care Management Organization to receive Demonstration services and such application is approved by DCH or its Agent.

Demonstration Disenrollment: The removal of a P4HB Participant from participation in the Demonstration.

Demonstration Period: The period from January 1, 2011 through December 31, 2013 in which the Demonstration will be effective.

Demonstration Provider: A physician, advanced practice nurse or other health care provider who meets the State’s Medicaid provider enrollment requirements for the Demonstration, hospital, facility, or pharmacy licensed or otherwise authorized to provide Demonstration related Services to P4HB Participants within the State or jurisdiction in which they are furnished. Also known as P4HB Provider.

Demonstration related Emergency Medical Condition: A medical condition resulting from a Demonstration related Service and manifesting itself by acute symptoms of sufficient severity (including severe pain) that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in  placing the health of the woman in serious jeopardy, serious impairments of bodily functions, or serious dysfunction of any bodily organ or part. A Demonstration related Emergency Medical condition shall not be defined on the basis of lists of diagnoses or symptoms.

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Demonstration related Post Stabilization Services: Covered Services related to Demonstration related Emergency Medical Condition that are provided after a P4HB Participant is stabilized in order to maintain the stabilized condition or to improve or resolve the P4HB Participant’s condition.

Demonstration related Services: Those Demonstration Services identified in the CMS Special Terms and Conditions and approved by CMS that are available to P4HB Participants.

Demonstration related Urgent Care Services: Medically Necessary treatment of a Demonstration related injury, illness or another type of Condition (usually not life threatening) which should be treated within twenty-four (24) hours.

Dental Subspecialty Providers: Endodontists; Oral Pathologist; Orthodontist; Oral Surgeon; Periodontist; Pedodontist; Public Health Dentist; and Prosthodontist.

Department of Community Health (DCH): The Agency in the State of Georgia responsible for oversight and administration of the Medicaid program, the PeachCare for Kids program, the Planning for Healthy Babies Program and the State Health Benefits Plan (SHBP).

Department of Insurance (DOI): The Agency in the State of Georgia responsible for licensing, overseeing, regulating, and certifying insuring entities.

Diagnostic Related Group (DRG): Any of the payment categories that are used to classify patients and especially Medicare patients for the purpose of reimbursing hospitals for each case in a given category with a fixed fee regardless of the actual costs incurred and that are based especially on the principal diagnosis, surgical procedure used, age of patient, and expected length of stay in the hospital.

Diagnostic Services: Any medical procedures or supplies recommended by a physician or other licensed medical practitioner, within the scope of his or her practice under State law, to enable him or her to identify the existence, nature or extent of illness, injury, or other health deviation in a Member or P4HB Participant.

Discharge: Point at which Member or P4HB Participant is formally released from a hospital, by the treating physician, an authorized member of the physician’s staff or by the Member or P4HB Participant after they have indicated, in writing, their decision to leave the hospital contrary to the advice of their treating physician.

Disenrollment: The removal of a Member from participation in the Contractor’s plan, but not necessarily from the Medicaid or PeachCare for Kids program.

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Documented Attempt: A bona fide, or good faith, attempt to contract with a Provider. Such attempts may include written correspondence that outlines contracted negotiations between the parties, including rate and contract terms disclosure, as well as documented verbal conversations, to include date and time and parties involved.

Durable Medical Equipment (DME): Equipment, including assistive technology, which: a) can withstand repeated use; b) is used to service a health or functional purpose; c) is ordered by a qualified practitioner to address an illness, injury or disability; and d) is appropriate for use in the home, work place, or school.

Early and Periodic Screening, Diagnostic, and Treatment (EPSDT) Program: A Title XIX mandated program that covers screening and Diagnostic Services to determine physical and mental deficiencies in Members less than 21 years of age, and Health Care, treatment, and other measures to correct or ameliorate any deficiencies and Chronic Conditions discovered. P4HB Participants are not eligible to participate in the EPSDT Program.

Emergency Medical Condition: A medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in placing the health of the individual (or, with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy, serious impairments of bodily functions, or serious dysfunction of any bodily organ or part. An Emergency Medical Condition shall not be defined on the basis of lists of diagnoses or symptoms.

Emergency Services: Covered inpatient and outpatient services furnished by a qualified Provider that are needed to evaluate or stabilize an Emergency Medical Condition that is found to exist using the prudent layperson standard.

Encounter: A distinct set of health care services provided to a P4HB Participant, Medicaid or PeachCare for Kids Member enrolled with a Contractor on the dates that the services were delivered.

Encounter Data: Health Care Encounter Data include: (i) All data captured during the course of a single Health Care encounter that specify the diagnoses, comorbidities, procedures (therapeutic, rehabilitative, maintenance, or palliative), pharmaceuticals, medical devices and equipment associated with the Member or P4HB Participant receiving services during the Encounter; (ii) The identification of the Member or P4HB Participant receiving and the Provider(s) delivering the Health Care services during the single Encounter; and, (iii) A unique, i.e. unduplicated, identifier for the single Encounter.

Enrollee: See Member.

Enrollment: The process by which an individual eligible for Medicaid or PeachCare for Kids applies (whether voluntary or mandatory) to utilize the Contractor’s plan in lieu of fee for service and such application is approved by DCH or its Agent.

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Enrollment Broker: The entity engaged by DCH to assist in outreach, education and Enrollment activities associated with the GF program.

Enrollment Period: The twelve (12) month period commencing on the effective date of Enrollment.

Evaluate: The process used to examine and determine the level of quality or the progress toward improvement of quality and/or performance related to Contractor service delivery systems.

External Quality Review (EQR): The analysis and evaluation by an external quality review organization of aggregated information on quality, timeliness, and access to the Health Care services that a CMO or its Subcontractors furnish to Members and to DCH.

External Quality Review Organization (EQRO): An organization that meets the competence and independence requirements set forth in 42 CFR 438.354 and performs external quality review, and other related activities.

Family Planning Provider: A physician, advanced practice nurse or other health care provider who meets the State’s Medicaid provider enrollment requirements for the Demonstration and delivers or prescribes Family Planning Services.

Family Planning Services: Family planning services and supplies include at a minimum:
•	Education and counseling necessary to make informed choices and understand contraceptive methods;
•	Initial and annual complete physical examinations;
•	Follow-up, brief and comprehensive visits;
•	Pregnancy testing;
•	Contraceptive supplies and follow-up care;
•	Diagnosis and treatment of sexually transmitted diseases; and
•	Infertility assessment

Family Planning Waiver: See Demonstration.

Federal Financial Participation (FFP): The funding contribution that the federal government makes to the Georgia Medicaid and PeachCare for Kids programs.

Federally Qualified Health Center (FQHC): An entity that provides outpatient health programs pursuant to Section 1905(l) (2) (B) of the Social Security Act.

Fee-for-Service (FFS): A method of reimbursement based on payment for specific services rendered to a Member.

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Financial Relationship: A direct or indirect ownership or investment interest (including and option or non vested interest) in any entity. This direct or indirect interest may be in the form of equity, debt, or other means and includes any indirect ownership or investment interest no matter how many levels removed from a direct interest, or a compensation arrangement with an entity.

Fraud: An intentional deception or misrepresentation made by a person with the knowledge that the deception could result in some unauthorized benefit or financial gain to him/herself or some other person. It includes any act that constitutes Fraud under applicable federal or State law.

Georgia Families (GF): The risk-based managed care delivery program for Medicaid and PeachCare for Kids TM in which the Department contracts with Care Management Organizations to manage the care of eligible Members and P4HB Participants.
Georgia Technology Authority (GTA): The state agency that manages the state’s information technology (IT) infrastructure i.e. data center, network and telecommunications services and security, establishes policies, standards and guidelines for state IT, promotes an enterprise approach to state IT, and develops and manages the state portal.

Grievance: An expression of dissatisfaction about any matter other than an Action. Possible subjects for grievances include, but are not limited to, the quality of care or services provided or aspects of interpersonal relationships such as rudeness of a provider or employee, or failure to respect the Enrollee’s or P4HB Participant’s rights.

Grievance System: The overall system that includes Grievances and Appeals at the Contractor level and access to the State Fair Hearing process (the State’s Administrative Law Review).

Health Care: Health Care means care, services, or supplies related to the health of an individual. Health Care includes, but is not limited to, the following: (i) Preventive, diagnostic, therapeutic, rehabilitative, maintenance, or palliative care, and counseling, service, assessment, or procedure with respect to the physical or mental Condition, or functional status, of an individual or that affects the structure or function of the body; and (ii) Sale or dispensing of a drug, device, equipment, or other item in accordance with a prescription.

Health Care Professional: A physician or other Health Care Professional, including but not limited to podiatrists, optometrists, chiropractors, psychologists, dentists, physician’s assistants, physical or occupational therapists and therapists assistants, speech-language pathologists, audiologists, registered or licensed practical nurses (including nurse practitioners, clinical nurse specialist, certified registered nurse anesthetists, and certified nurse midwives), licensed certified social workers, registered respiratory therapists, and certified respiratory therapy technicians licensed in the State of Georgia.

Health Check: The State of Georgia’s Early and Periodic Screening, Diagnostic, and Treatment program pursuant to Title XIX of the Social Security Act.

Health Information Technology: Hardware, software, integrated technologies or related licenses, intellectual property, upgrades, or packaged solutions sold as services that are designed for our support the use of health care entities or patients for the electronic creation, maintenance, access, or exchange of health information. Source is ARRA - H.R.1 -115 Sec. 3000 (5)

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Health Information Technology for Economic and Clinical Health Act (HITECH Act) Title IV: The legislation establishes a transparent and open process for the development of standards that will allow for the nationwide electronic exchange of information between doctors, hospitals, patients, health plans, the government and others by the end of 2009. It establishes a voluntary certification process for health information technology products. The National Institute of Standards and Technology will provide for the testing of such products to determine if they meet the national standards that allow for the secure electronic exchange and use of health information.

Health Insurance Portability and Accountability Act (HIPAA): A law enacted in 1996 by the Congress of the United States. When referenced in this Contract it includes all related rules, regulations and procedures.

Health Maintenance Organization: As used in Section 8.6 a Health Maintenance Organization is an entity that is organized for the purpose of providing Health Care and has a Health Maintenance Organization Certificate of Authority granted by the State of Georgia, which contracts with Providers and furnishes Health Care services on a capitated basis to Members in a designated Service Region.

Health Professional Shortage Area (HPSA): An area designated by the United States Department of Health and Human Services’ Health Resources and Services Administration (HRSA) as being underserved in primary medical care, dental or mental health providers. These areas can be geographic, demographic or institutional in nature. A care area can be found using the following website: http://hpsafind.hrsa.gov/.

Healthcare Effectiveness Data and Information Set (HEDIS): A widely used set of performance measures developed and maintained by the National Committee for Quality Assurance (NCQA).

Historical Provider Relationship: A Provider who has been the main source of Demonstration, Medicaid or PeachCare for Kids services for the Member or P4HB Participant during the previous year (decided on by the most recent provider on the Member’s or P4HB Participant’s claim history).

Immediately: Within twenty-four (24) hours.

In-Network Provider: A Provider that has entered into a Provider Contract with the Contractor to provide services.

Incentive Arrangement: Any mechanism under which a Contractor may receive additional funds over and above the Capitation rates, for exceeding targets specified in the Contract.

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Incurred-But-Not-Reported (IBNR): Estimate of unpaid Claims liability, includes received but unpaid Claims.

Individuals with Disabilities Education Act (IDEA): A United States federal law that ensures services to children with disabilities throughout the United States. IDEA governs how states and public agencies provide early intervention, special education and related services to children with disabilities.

Information: i. Structured Data: Data that adhere to specific properties and Validation criteria that is stored as fields in database records. Structured queries can be created and run against structured data, where specific data can be used as criteria for querying a larger data set; ii. Document: Information that does not meet the definition of structured data includes text, files, spreadsheets, electronic messages and images of forms and pictures.

Information System/Systems: A combination of computing hardware and software that is used in: (a) the capture, storage, manipulation, movement, control, display, interchange and/or transmission of information, i.e. structured data (which may include digitized audio and video) and documents; and/or (b) the processing of such information for the purposes of enabling and/or facilitating a business process or related transaction.

Inpatient Facility: Hospital or clinic for treatment that requires at least one overnight stay.

Insolvent: Unable to meet or discharge financial liabilities.

Interpregnancy Care (IPC): An additional benefit available to some P4HB Participants who meet the Demonstration’s eligibility requirements and who delivered a very low birth weight baby on or after initiation of the Demonstration.

Interpregnancy Care Services: Services available under the Demonstration for P4HB Participants who meet the eligibility criteria for the IPC program. These services are in addition to Family Planning Services and include: limited primary care services; management and treatment of chronic diseases; substance abuse treatment (detoxification and intensive outpatient rehabilitation) case management including Resource Mothers Outreach; limited dental; prescription drugs (non-family planning) for the treatment of chronic conditions that may increase the risk of a subsequent VLBW delivery and non-emergency transportation.

Interpregnancy Care Service Providers: Those Demonstration Providers serving the IPC P4HB Participants including nurse case managers and Resource Mothers.

Limited-English-Proficient Population: Individuals with a primary language other than English who must communicate in that language if the individual is to have an equal opportunity to participate effectively in, and benefit from, any aid, service or benefit provided by the health Provider.

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Low Birth Weight: Birth weight below 2,500 grams (5.5 pounds).

Mandatory Enrollment: The process whereby an individual eligible for the Demonstration, Medicaid or PeachCare for Kids is required to enroll in a Contractor’s plan, unless otherwise exempted or excluded, to receive covered Demonstration, Medicaid or PeachCare for Kids services.

Marketing: Any communication from a CMO plan to any Demonstration, Medicaid or PeachCare for Kids eligible individual that can reasonably be interpreted as intended to influence the individual to enroll in that particular CMO plan, or not enroll in or disenroll from another CMO plan.

Marketing Materials: Materials that are produced in any medium, by or on behalf of a CMO, and can reasonably be interpreted as intended to market to any Demonstration, Medicaid or PeachCare for Kids eligible individual.

Measurable: Applies to a Contractor objective and means the ability to determine definitively whether, or not the objective has been met, or whether progress has been made toward a positive outcome.

Medicaid: The joint federal/state program of medical assistance established by Title XIX of the Social Security Act, which in Georgia is administered by DCH.

Medicaid Care Management Organizations Act: O.C.G.A. 33-21-1, et seq MEDICAID CARE MANAGEMENT ORGANIZATIONS ACT. A bill passed by the Georgia General Assembly, signed into law by the Governor, and effective July 1, 2008 which speaks to several administrative requirements for the administrators of the Medicaid Managed Care plan, Georgia Families, to comply. Some of the requirements include dental provider networks; emergency room claims payment requirements, eligibility verification, and others.

Medicaid Eligible: An individual eligible to receive services under the Medicaid Program but not necessarily enrolled in the Medicaid Program.

Medicaid Management Information System (MMIS): Computerized system used for the processing, collecting, analysis and reporting of Information needed to support Medicaid and SCHIP functions. The MMIS consists of all required subsystems as specified in the State Medicaid Manual.

Medical Director: The licensed physician designated by the Contractor to exercise general supervision over the provision of health service Benefits by the Contractor.

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Medical Records: The complete, comprehensive records of a Member or P4HB Participant including, but not limited to, x-rays, laboratory tests, results, examinations and notes, accessible at the site of the Member’s or P4HB Participant’s participating Primary Care or Demonstration physician or Provider, that document all medical services received by the Member or P4HB Participant, including inpatient, ambulatory, ancillary, and emergency care, prepared in accordance with all applicable DCH rules and regulations, and signed by the medical professional rendering the services.

Medical Screening: An examination: i. provided on hospital property, and provided for that patient for whom it is requested or required, ii. performed within the capabilities of the hospital’s emergency room (ER) (including ancillary services routinely available to its ER) iii. the purpose of which is to determine if the patient has an Emergency Medical Condition, and iv. Performed by a physician (M.D. or D.O.) and/or by a nurse practitioner, or physician assistant as permitted by State statutes and regulations and hospital bylaws.

Medically Necessary Services: Those services that meet the definition found in Section 4.5.

Member: A Medicaid or PeachCare for Kids recipient who is currently enrolled in a CMO plan.

Methodology: The planned process, steps, activities or actions taken by a Contractor to achieve a goal or objective, or to progress toward a positive outcome.

Monitoring: The process of observing, evaluating, analyzing and conducting follow-up activities.

National Committee for Quality Assurance (NCQA): An organization that sets standards, and evaluates and accredits health plans and other managed care organizations.

Net Capitation Payment: The Capitation Payment made by DCH to Contractor less any quality assessment fee made by Contractor to DCH. This payment amount also excludes a payment to a Contractor for obstetrical or other medical services that are on a per occurrence basis rather than a per member basis.

Non-Emergency Transportation (NET): A ride, or reimbursement for a ride, provided so that a Member or P4HB Participant with no other transportation resources can receive services from a medical provider. NET does not include transportation provided on an emergency basis, such as trips to the emergency room in life threatening situations.
Non-Institutional Claims: Claims submitted by a medical Provider other than a hospital, nursing facility, or intermediate care facility/mentally retarded (ICF/MR).

Normal Birth Weight: Birth weight greater than or equal to 2,500 grams (5.5 pounds).

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Nurse Practitioner Certified (NP-C): A registered professional nurse who is licensed by the State of Georgia and meets the advanced educational and clinical practice requirements beyond the two or four years of basic nursing education required of all registered nurses.

Objective: Means a measurable step, generally in a series of progressive steps, to achieve a goal.

Obstetrical Delivery Payment: A payment, fixed in advance, that DCH makes to a Contractor for each birth of a child to a Member. The Contractor is responsible for all medical services related to the delivery of the Member’s child.

Out-of-Network Provider: A Provider of services that does not have a Provider contract with the Contractor.

Participating Provider: Providers that have signed a contract with CMOs to provide services to Georgia Families members and P4HB Participants.

Patient Protection and Affordable Care Act (PPACA): The Patient Protection and Affordable Care Act is a federal statute, signed into law on March 23, 2010. Along with the Health Care and Education Reconciliation Act signed into law on March 30, 2010, the Act is the product of the health care reform agenda of the Democratic 111th Congress and the Obama administration. The law includes numerous health-related provisions that will take effect over a four year period, including expanding Medicaid eligibility, subsidizing insurance premiums, establishing health insurance exchanges and support of medical research.

P4HB Participant: An individual meeting the eligibility requirements for the Demonstration who is enrolled in and/or receiving Demonstration Services through the Contractor. Also referred to as Participant.

P4HB Provider: See Demonstration Provider.

PeachCare for Kids: The State of Georgia’s State Children’s Health Insurance Program established pursuant to Title XXI of the Social Security Act.

Performance Concern: The informal documentation of an issue. The CMO is required to respond to the Performance Concern by defining a process to detect, analyze and eliminate noncompliance and potential causes of non-compliance. This is a “warning” and failure to complete the Corrective Action Preventive Action/Performance Concern (CAPA/PC) form may result in formal action against the contractor (CAPA). If the concern is a Performance Concern, the following information must be completed by the offending CMO:

•	Direct Cause: The cause that directly resulted in the event (the first cause in the chain).

•	Corrective Action: actions taken to correct the root cause generally a reactive process used to address problems after they have occurred

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Performance Improvement Project (PIP): Means a planned process of data gathering, evaluation and analysis to determine interventions or activities that are projected to have a positive outcome. A PIP includes measuring the impact of the interventions or activities toward improving the quality of care and service delivery.

Pharmacy Benefit Manager (PBM): An entity responsible for the provision and administration of pharmacy benefit management services including but not limited to claims processing and maintenance of associated systems and related processes.

Physician Assistant (PA) - A trained, licensed individual who performs tasks that might otherwise be performed by physicians or under the direction of a supervising physician.

Physician Incentive Plan: Any compensation arrangement between a Contractor and a physician or physician group that may directly have the effect of reducing or limiting services furnished to Members.

Planning for Healthy Babies Program: The name of the 1115 Family Planning Demonstration Waiver Program in Georgia.

Post-Stabilization Services: Covered Services, related to an Emergency Medical Condition that are provided after a member is stabilized in order to maintain the stabilized condition or to improve or resolve the member’s condition.

Potential P4HB Participant: An individual meeting the eligibility requirements for the Demonstration who is subject to mandatory Enrollment in a care management program but is not yet enrolled in a specific CMO plan.

Potential Enrollee: See Potential Member.

Potential Member: A Medicaid or SCHIP recipient who is subject to mandatory Enrollment in a care management program but is not yet the Member of a specific CMO plan.

Pre-Certification: Review conducted prior to a Member’s or P4HB Participant’s admission, stay or other service or course of treatment in a hospital or other facility.

Preconception Health Care: The primary prevention of maternal and perinatal morbidity and mortality, comprised of interventions that identify and modify biomedical, behavioral and social risks to pregnancy outcomes for women and their offspring. To have maximal impact on pregnancy outcomes, strategies to address risks must occur before conception or before prenatal care is typically initiated.

Preferred Health Organization (PHO): A coordinated care plan that: (a) has a network of providers that have agreed to a contractually specified reimbursement for covered benefits with the organization offering the plan; (b) provides for reimbursement for all covered benefits regardless of whether the benefits are provided with the network of providers; and (c) is offered by an organization that is not licensed or organized under State law as an HMO.

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Pregnancy Rate: The number of pregnancies occurring per 1,000 females aged 18 – 44.

Prevalent Non-English Language: A language other than English, spoken by a significant number or percentage of potential Members or P4HB Participants.

Preventive Services: Services provided by a physician or other licensed health practitioner within the scope of his or her practice under State law to: prevent disease, disability, and other health Conditions or their progression; treat potential secondary Conditions before they happen or at an early remediable stage; prolong life; and promote physical and mental health and efficiency.

Primary Care: All Health Care services and laboratory services, including periodic examinations, preventive Health Care and counseling, immunizations, diagnosis and treatment of illness or injury, coordination of overall medical care, record maintenance, and initiation of Referrals to specialty Providers described in this Contract, and for maintaining continuity of patient care. These services are customarily furnished by or through a general practitioner, family physician, internal medicine physician, obstetrician/gynecologist, or pediatrician, and may be furnished by a nurse practitioner to the extent the furnishing of those services is legally authorized in the State in which the practitioner furnishes them.

Primary Care Provider (PCP): A licensed medical doctor (MD) or doctor of osteopathy (DO) or certain other licensed medical practitioner who, within the scope of practice and in accordance with State certification/licensure requirements, standards, and practices, is responsible for providing all required Primary Care services to Members or IPC P4HB Participants. A PCP shall include general/family practitioners, pediatricians, internists, physician’s assistants, CNMs or NP-Cs, provided that the practitioner is able and willing to carry out all PCP responsibilities in accordance with these Contract provisions and licensure requirements.

Prior Authorization: Authorization granted in advance of the rendering of a service after appropriate medical review. (Also known as “pre-authorization” or “prior approval”).

Proposed Action: The proposal of an action for the denial or limited authorization of a requested service, including the type or level of service; the reduction, suspension, or termination of a previously authorized service; the denial, in whole or part of payment for a service; the failure to provide services in a timely manner; or the failure of the CMO to act within the time frames provided in 42 CFR 438.408(b).

Prospective Payment System (PPS): A method of reimbursement in which Medicare payment is made based on a predetermined, fixed amount. The payment amount for a particular service is derived based on the classification system of that service (for example, DRGs for inpatient hospital services). CMS uses separate PPSs for reimbursement to acute inpatient hospitals, home health agencies, hospice, hospital outpatient, inpatient psychiatric facilities, inpatient rehabilitation facilities, long-term care hospitals, and skilled nursing facilities.

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Provider: Any physician, hospital, facility, or other Health Care Professional who is licensed or otherwise authorized to provide Health Care services in the State or jurisdiction in which they are furnished.

Provider Complaint: A written expression by a Provider, which indicates dissatisfaction or dispute with the Contractor’s policies, procedures, or any aspect of a Contractor’s administrative functions, including a Proposed Action.

Provider Contract: Any written contract between the Contractor and a Provider that requires the Provider to perform specific parts of the Contractor’s obligations for the provision of Health Care services under this Contract.

Provider Directory: A listing of health care service providers under contract with the CMO that is prepared by the CMO as a reference tool to assist members and P4HB Participants in locating providers that are available to provide services.

Provider Number (or Provider Billing Number): An alphanumeric code utilized by health care payers to identify providers for billing, payment, and reporting purposes.

Provider Payment Agreement Act (PPA): A law enacted by the Georgia state legislature and codified as O.C.G.A. § 31-8-179 et seq.

PPA Provider: An institution licensed pursuant to Chapter 7 of Title 31 of the Official Code of Georgia Annotated which is primarily engaged in providing to inpatients, by or under the supervision of physicians, diagnostic services and therapeutic services for medical diagnosis, treatment, and care of injured, disabled, or sick persons or rehabilitation services for the rehabilitation of injured, disabled, or sick persons. Such term includes public, private, rehabilitative, geriatric, osteopathic, and other specialty hospitals but shall not include psychiatric hospitals as defined in paragraph (7) of Code Section 37-3-1, critical access hospitals as defined in paragraph (3) of Code Section 33-21A-2, or any state owned or state operated hospitals.

Prudent Layperson: A person with average knowledge of health and medicine could reasonably expect the absence of immediate medical attention to result in an emergency medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) that could cause:

•	Serious jeopardy to the health of the individual or, in the case of a pregnant woman, the health of the woman or her unborn child;

•	Serious impairment to bodily functions; or

•	Serious dysfunction of any bodily organ or part.

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Qualified Electronic Health Record: "An Electronic record of health-related information on an individual that includes patient demographic and clinical health information, such as medical history and problem lists; and has the capacity to provide clinical decision support; to support physician order entry; to capture and query information relevant to health care quality; and to exchange electronic health information with and integrate such information from other sources." Source is ARRA - H.R.1 -115 Sec. 3000 (13)

Quality: The degree to which a CMO increases the likelihood of desired health outcomes of its Members and P4HB Participants through its structural and operational characteristics, and through the provision of health services that are consistent with current professional knowledge.

Re-admission: Subsequent admissions of a patient to a hospital or other health care institution for treatment.

Referral: A request by a PCP for a Member or P4HB Participant to be evaluated and/or treated by a different physician, usually a specialist.

Referral Services: Those Health Care services provided by a health professional other than the Primary Care Provider and which are ordered and approved by the Primary Care Provider or the Contractor.

Reinsurance: An agreement whereby the Contractor transfers risk or liability for losses, in whole or in part, sustained under this Contract. A reinsurance agreement may also exist at the Provider level.

(Claims) Reprocessing: Upon determination of the need to correct the outcome of one or more claims processing transactions, the subsequent attempt to process a single claim or batch of claims.

Remedy: The State’s means to enforce the terms of the Contract through performance guarantees and other actions.

Risk Contract: A Contract under which the Contractor assumes financial risk for the cost of the services covered under the Contract, and may incur a loss if the cost of providing services exceeds the payments made by DCH to the Contractor for services covered under the Contract.

Routine Care: Treatment of a Condition that would have no adverse effects if not treated within twenty-four (24) hours or could be treated in a less acute setting (e.g., physicians office) or by the patient.

Rural Health Clinic (RHC): A clinic certified to receive special Medicare and Medicaid reimbursement. The purpose of the RHC program is improving access to primary care in underserved rural areas. RHCs are required to use a team approach of physicians and midlevel practitioners (nurse practitioners, physician assistants, and certified nurse midwives) to provide services. The clinic must be staffed at least 50% of the time with a midlevel practitioner. RHCs may also provide other health care services, such as mental health or vision services, but reimbursement for those services may not be based on their allowable costs.

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Rural Health Services: Medical services provided to rural sparsely populated areas isolated from large metropolitan counties.

Scope of Services: Those specific Health Care services for which a Provider has been credentialed, by the plan, to provide to Members and P4HB Participants.

Service Authorization: A Member’s or P4HB Participant’s request for the provision of a service.

Service Region: A geographic area comprised of those counties where the Contractor is responsible for providing adequate access to services and Providers.

Short Term: A period of thirty (30) Calendar Days or less.

Significant Traditional Providers: Those Providers that provided the top eighty percent (80%) of Medicaid encounters for the GMC-eligible population in the base year of 2004.

Span of Control: Information systems and telecommunications capabilities that the CMO itself operates or for which it is otherwise legally responsible according to the terms and Conditions of this Contract. The CMO span of control also includes Systems and telecommunications capabilities outsourced by the CMO.

Stabilized: With respect to an emergency medical condition; that no material deterioration of the condition is likely, within reasonable medical probability, to result from or occur during the transfer of the individual from a facility, or , with respect to a woman in labor, the woman has delivered (including the placenta).

State: The State of Georgia.

State Fair Hearing: See Administrative Law Hearing

Subcontract: Any written contract between the Contractor and a third party, including a Provider, to perform a specified part of the Contractor’s obligations under this Contract.

Subcontractor: Any third party who has a written Contract with the Contractor to perform a specified part of the Contractor’s obligations under this Contract.

Subcontractor Payments: Any amounts the Contractor pays a Provider or Subcontractor for services they furnish directly, plus amounts paid for administration and amounts paid (in whole or in part) based on use and costs of Referral Services (such as Withhold amounts, bonuses based on Referral levels, and any other compensation to the physician or physician group to influence the use for Referral Services). Bonuses and other compensation that are not based on Referral levels (such as bonuses based solely on quality of care furnished, patient satisfaction, and participation on committees) are not considered payments for purposes of Physician Incentive Plans.

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System Access Device: A device used to access System functions; can be any one of the following devices if it and the System are so configured: i. Workstation (stationary or mobile computing device) ii. Network computer/”winterm” device, iii. “Point of Sale” device, iv. Phone, v. Multi-function communication and computing device, e.g. PDA.

System Unavailability: Failure of the system to provide a designated user access based on service level agreements or software/hardware problems within the contractors span of control.

System Function Response Time: Based on the specific sub function being performed,
Record Search Time-the time elapsed after the search command is entered until the list of matching records begins to appear on the monitor.
Record Retrieval Time-the time elapsed after the retrieve command is entered until the record data begin to appear on the monitor.
Print Initiation Time- the elapsed time from the command to print a screen or report until it appears in the appropriate queue.
On-line Claims Adjudication Response Time- the elapsed time from the receipt of the transaction by the Contractor from the Provider and/or switch vendor until the Contractor hands-off a response to the Provider and/or switch vendor.

Systems: See Information Systems.

Telecommunication Device for the Deaf (TDD): Special telephony devices with keyboard attachments for use by individuals with hearing impairments who are unable to use conventional phones.

Third Party Resource: Any person, institution, corporation, insurance company, public, private or governmental entity who is or may be liable in Contract, tort, or otherwise by law or equity to pay all or part of the medical cost of injury, disease or disability of an applicant for or recipient of medical assistance.

Transition of Care: The movement of patients made between health care practitioners and/or settings as their condition and care needs change during the course of a chronic or acute illness.

Urgent Care: Medically Necessary treatment for an injury, illness, or another type of Condition (usually not life threatening) which should be treated within twenty-four (24) hours.

Utilization: The rate patterns of service usage or types of service occurring within a specified time.

Utilization Management (UM): A service performed by the Contractor which seeks to assure that Covered Services provided to Members and P4HB Participants are in accordance with, and appropriate under, the standards and requirements established by the Contractor, or a similar program developed, established or administered by DCH.

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Utilization Review (UR): Evaluation of the clinical necessity, appropriateness, efficacy, or efficiency of Health Care services, procedures or settings, and ambulatory review, prospective review, concurrent review, second opinions, care management, discharge planning, or retrospective review.
Validation: The review of information, data, and procedures to determine the extent to which they are accurate, reliable, free from bias and in accord with standards for data collection and analysis.

Very Low Birth Weight (VLBW): Birth weight below 1,500 grams (3.3 pounds).

Week: The traditional seven-day week, Sunday through Saturday.

Withhold: A percentage of payments or set dollar amounts that a Contractor deducts from a practitioner’s service fee, Capitation, or salary payment, and that may or may not be returned to the physician, depending on specific predetermined factors.

Working Days: Monday through Friday but shall not include Saturdays, Sundays, or State and Federal Holidays.

Work Week: The traditional work week, Monday through Friday.

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Exhibit 2

ATTACHMENT N

DEMONSTRATION COVERED SERVICES

Family Planning Demonstration Services: Services provided to P4HB Participants must be provided by a physician or an advanced practice nurse.
Services Include:

•	Family planning initial or annual exams
•	Follow up, brief and comprehensive visits – up to four (4) such visits
•	Contraceptive services and supplies
•	Patient education and counseling
•	Counseling and referrals to:
o	Social services
o	Primary health care providers
•	Family planning lab tests:
o	Pregnancy tests
o	Pap Smear and Pelvic exam
▪
A colposcopy (and procedures done with/during a colposcopy) or repeat Pap smear performed as a follow-up to an abnormal Pap smear which is done as part of a routine/periodic family planning visit. Only those colposcopies which can generally be performed in the office or clinic setting are coverable as a family planning-related service under this Demonstration. Colposcopies which are generally provided in an ambulatory surgery center/facility, a special procedure room/suite, an emergency room, an urgent care center or a hospital are not covered under this waiver as family planning-related services

•	Screening, treatment and follow up for sexually transmitted infections (STIs), except HIV/AIDS and Hepatitis
o	Antibiotic treatment for STIs when the infections are identified during a routine family planning visit.
o	A follow up visit for the treatment/drugs may be covered
o	Subsequent follow-up visits to re-screen for STIs based on the Centers for Disease Control and Prevention guidelines
•
Drugs for the treatment of lower genital tract and genital skin infections/disorders, and urinary tract infections, when the infection/disorder is identified or diagnosed during a routine/periodic family planning visit. A follow-up visit for the treatment/ drugs may be covered.

•	Treatment of major complications related to the delivery of Demonstration related services such as:
o	Treatment of a perforated uterus due to an intrauterine device insertion;
o	Treatment of severe menstrual bleeding caused by a Depo-Provera injection requiring a dilation and curettage; or,

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o	Treatment of surgical or anesthesia-related complications during a sterilization procedure.
•	Tubal Ligation (Sterilization)
o	Treatment and follow-up of an STI diagnosed at the time of sterilization.
•	Family Planning pharmacy visits
•	Folic acid and/or a multivitamin with folic acid.
•
Select immunizations for P4HB Participants aged 19 and 20. The Contractor shall provide all P4HB Participants ages nineteen (19) and twenty (20) with Hepatitis B, Tetanus-Diphtheria (Td) and combined Tetanus, Diphtheria, Pertussis vaccinations according to the Advisory Committee on Immunization Practices (ACIP) guidelines as needed

•	P4HB Participants age 18 receive vaccines at no cost under the Vaccines for Children (VFC) program
•
Additionally women who have delivered a very low birth weight baby following implementation of the Demonstration will be eligible for Interpregnancy Care services including the Resource Mother Outreach benefit.

Interpregnancy Care (IPC) covered services:

In addition to the family planning and family planning related services listed above, P4HB Participants enrolled in the IPC component of the waiver will receive:
•	Primary Care services, up to 5 office/outpatient visits
•	Limited Dental Services
•	Management and treatment of chronic diseases
•	Substance abuse treatment including detoxification and intensive outpatient rehabilitation
•	Case Management/Resource Mother Outreach
•	Prescription drugs (non-family planning) for the treatment of chronic conditions that may increase the risk of a subsequent VLBW delivery
•	Non emergency transportation

Resource Mother Outreach only

Resource Mothers Outreach only services are available to women who are currently enrolled in and are receiving Title XIX services and benefits but who meet all other IPC Demonstration eligibility criteria.

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Exhibit 3
ATTACHMENT O

Demonstration Quality Strategy

In order to assess and improve the quality of services delivered under this Demonstration, DCH will implement a rigorous quality strategy and evaluation process formally documented as the Demonstration Evaluation Design. This design or plan will be developed with assistance from Emory University, the independent contractor charged with evaluating the effectiveness of the Demonstration. The evaluation design must incorporate key goals, objectives and a set of performance measures that align well with the logical sequence through which the Demonstration can and will affect Provider’s and P4HB Participant’s behavior such that the key outcomes - longer inter partum intervals, lower low birth weight rates and cost savings - can be achieved. The evaluation design must receive final approval from CMS. Reporting to CMS will occur on a quarterly and annual basis with a final report due to CMS at the end of the Demonstration period. CMO reporting will be due on a quarterly and annual basis as identified below and in the CMS Special Terms and Conditions.

The Evaluation Design will include:

•	Key Goals, Objectives and Performance Targets
•	Program Hypotheses
•	Performance Measures
•	Analysis pertaining to the achievement of the Performance Targets
•	Assessment of the rate at which the Demonstration was implemented
•	Assessment of the Demonstration Providers’ understanding of program eligibility, service coverage and payment rates across sites of care
•	Assessment of the Providers’ and P4HB Participants satisfaction with the Demonstration
•	Assessment of the per Demonstration year changes in family planning visits regardless of payer source, per poor and near poor women in Georgia
•	Determination of averted births among P4HB Participants and tests of budget neutrality
•	The relationship between the Demonstration implementation and changes in pregnancy and birth rates, low birth weight rate and inter-pregnancy interval for “targeted” versus control group women
•	The relationship between the Demonstration and changes in pregnancies, unintended births, intra-partum intervals and post-partum birth control use among “targeted” and control groups
•	The relationship of the Demonstration to changes in inter-pregnancy intervals, rate of repeat very low birth weight and preterm delivery rates

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Key Goals:

If participation in the Demonstration penetrates the eligible population to the extent hoped for and P4HB Participants are consistent users of family planning and IPC services and supplies, the DCH anticipates the following major outcomes can be achieved:

•	Reduction of Georgia’s low birth weight and very low birth weight rates over the course of the Demonstration period

•	Reduction in the number of unintended pregnancies in Georgia

•	Reduction in Georgia’s Medicaid costs by reducing the number of unintended pregnancies in women who otherwise would be eligible for Medicaid pregnancy related services.

Program Objectives

•
Improve access to family planning services by extending eligibility for family planning services to all women aged 18 – 44 years who are at or below 200% of the federal poverty level (FPL) during the three year term of the Demonstration. Achievement of this objective will be measured by:

o	Total family planning visits pre and post the Demonstration;
o	Use of contraceptive services/supplies pre and post the Demonstration;
•	Provide access to inter-pregnancy primary care health services for eligible women who have previously delivered a very low birth weight infant. Achievement of this objective will be measured by:
o	Use of inter-pregnancy care services (primary care and Resource Mothers Outreach) by women with a very low birth weight delivery;
•
Decrease unintended and high-risk pregnancies among Medicaid eligible women and increase child spacing intervals through effective contraceptive use to foster reduced low birth weight rates and improved health status of women. Achievement of this objective will be measured by:

o	Average inter-pregnancy intervals for women pre and post the Demonstration;
o	Average inter-pregnancy intervals for women with a very low birth weight delivery pre and post the Demonstration;
•	Decrease in late teen pregnancies by reducing the number of repeat teen births among Medicaid eligible women. Achievement of this objective will be documented by:
o	The number of repeat teen births assessed annually
•
Decrease the number of Medicaid-paid deliveries beginning in the second year of the Demonstration, thereby reducing annual pregnancy-related expenditures. Achievement of this objective will be measured by:

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o	The number of Medicaid paid deliveries assessed annually
•	Increase consistent use of contraceptive methods by incorporating care coordination and patient-directed counseling into family planning visits. Achievement of this objective will be measured by:
o	Utilization statistics for family planning methods
o	Number of Deliveries to P4HB Participants
•
Increase family planning utilization among Medicaid eligible women by using an outreach and public awareness program designed with input from family planning patients and providers as well as women who are in need of services but who are not receiving them. Achievement of this objective will be measured by:

o	Enrollment statistics for the Demonstration.
•	Increase the overall savings in Medicaid spending attributable to this Demonstration. Achievement of this objective will be measured by:
o	Documentation of achievement of financial savings targets

Program Hypotheses
•
That the Demonstration will bring sufficient numbers of women into the program to increase the overall use of family planning services/supplies and will promote the more consistent use of effective contraceptive methods among program users.

•	That increased use of contraceptives will lead to reduced unintended pregnancies and in turn, unintended births among this population of women (as well as improved interpregnancy intervals).
•	That teens are at high risk of unintended pregnancy a related hypothesis is that the rate of unintended births and repeat teen births will also fall post implementation of the waiver.
•
That these changes will be sufficient to lower the number of overall Medicaid paid deliveries/births and hence, costs, such that the state and federal government will realize a net cost savings despite increased spending on family planning services.

Performance Reporting
In order for the program objectives to be achieved there must be sufficient outreach, uptake, and implementation of the Demonstration benefits. The performance measures identified below and in the CMS Special Terms and Conditions must be reported by each CMO quarterly and annually or as identified in the CMS Special Terms and Conditions. Each CMO will report their respective CMO specific data. Reports are to be submitted to DCH within thirty (30) Calendar Days from the close of the previous quarter (April 30 for the quarter ending March 31). Semi annual survey reports are due October 1st and April 1st.

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I.	Assessment of the rate at which the Demonstration was implemented using Enrollment, Participation and Use of Services as Performance Measures:

•	Total number of Demonstration Enrollees per CMO stratified by Demonstration component – Family Planning only; IPC; Resource Mothers only

•	Total number of Demonstration Enrollees per CMO stratified by age, race and ethnicity, county;

•	Average months enrolled per CMO by Age, Race/Ethnicity and County;

•	Proportion of LIM population per CMO enrolled in Resource Mothers Outreach

•	Total number of P4HB Participants per CMO stratified by age, race , ethnicity, county;

•	Number of IPC P4HB Participants per CMO stratified by age, race and ethnicity, county;

•	Number of P4HB Participants per CMO in the Resource Mothers only Outreach

•	Overview of the Geographic variations in enrollment per CMO;
•	Rate of use per CMO of:
▪	All Family Planning Services by type;
▪	All Contraceptives by type (inclusive of hormonal and non-hormonal contraceptives);
▪	Counts of primary care visits for those in the IPC component of the Demonstration.
•	Utilization statistics per CMO for all IPC services and IPC services by type

Sufficient “take up” of the Demonstration can only occur if both providers and women understand their new eligibility and coverage. An explanatory design component of the evaluation will help understand if there are barriers in the provider system that could prevent take up and/or visit rates.

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II.           Assessment of the Demonstration Providers’ and P4HB Participants’ understanding of program eligibility, service coverage and payment rates across sites of care

•
Semi-annual CMO conducted Provider Surveys with analysis reports highlighting responses to questions regarding knowledge, understanding of the Demonstration, level of participation and training/outreach.

•	Semi-annual CMO conducted P4HB Participant Surveys with analysis reports highlighting responses to questions pertaining to: satisfaction with eligibility and enrollment processes
1.	Satisfaction with CMO selection process
2.	Satisfaction with educational materials regarding the Demonstration
3.	Satisfaction with service options and services
4.	Satisfaction with contraceptive method
5.	Contraceptive failures/unintended births
6.	Satisfaction with provider selection
7.	Results and analysis of semi-annual member satisfaction surveys

The above data will be gathered through standardized semi annual Provider and P4HB Participant Surveys administered by each CMO. Survey tools will be developed by the Demonstration’s evaluator and made available to each CMO for review and comment prior to being finalized. A summary of each CMO’s Provider and P4HB Participant survey data and qualitative interviews must be compiled by each CMO and submitted to DCH by October 1st and April 1st of each Demonstration Year beginning with October 1st of Demonstration year 1.

III.	Assessment of the per Demonstration year changes in family planning visits

•	Total Demonstration expenses per CMO and stratified by Demonstration component

- Family Planning Only, IPC, and Resource Mothers Outreach only

•	The average per person expenditures for the IPC component per CMO
•	The total expenditures per CMO for the first year infant life costs stratified by birth weight categories
•	The average per person expenditures per CMO for the first year of life costs stratified by birth weight categories

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•	The total expenditures for VLBW deliveries per CMO
•	The average per person expenditures for VLBW deliveries per CMO

IV.	Determination of the number of averted births among P4HB Participants and tests of budget neutrality

•	Total Pregnancies per CMO stratified by age, race/ethnicity, county/region
•	Total Pregnancies per Demonstration population paid per CMO stratified by age, race/ethnicity, county/region, FP only and IPC
•	Contraceptive failures per CMO stratified by age, race/ethnicity, county/region
•	Actual Live Births per CMO stratified by Age, Race/Ethnicity, county/region and weight categories

V.
Determination of the relationship between the Demonstration implementation and changes in pregnancy and birth rates, low birth weight rate and inter-pregnancy interval for “targeted” versus control group women

•	To be calculated by the Demonstration evaluator

VI.	Assessment of the relationship between the Demonstration and changes in pregnancies, unintended births, intra-partum intervals and post-partum birth control use among “targeted” and control groups:

•
CMO documentation of events that occurred during the quarter or are anticipated to occur in the near future affecting the CMO’s health care delivery; benefits; enrollment; grievances; quality of care; access; other operational issues

•	Total Births – Live Births and Fetal Deaths stratified by age, race/ethnicity, county/region per CMO
•	Unintended Births-Percent of Births Reported as Unwanted or Mistimed per CMO

VII.	Assessment of the relationship of the Demonstration to changes in inter-pregnancy intervals, rate of repeat very low birth weight and preterm delivery rates

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•
Average number of months between pregnancies to the same woman (number of months between initial birth/fetal death event and subsequent birth/fetal death event – the gestational age of the subsequent event) per CMO

•	Proportion of women with a very low birth weight delivery whose next pregnancy ends in low birth weight or very low birth weight per CMO
•	Proportion of women with a very low birth weight delivery whose next pregnancy ends in a preterm delivery per CMO

Performance Targets

•	Reduction of Georgia’s low birth weight and very low birth weight rates over the course of the Demonstration period as measured by:
o	3.5% annual reduction from CY 2010 baseline in the Medicaid reported LBW and VLBW rates; or
o	10% cumulative reduction from CY 2010 baseline in the Medicaid LBW and VLBW rates over the Demonstration period (by December 31, 2013).
o	Reports are due from the CMOs to DCH by June 30 of each Demonstration year, beginning in Demonstration year 2 which begins January 1, 2012.
o	Reports are due from the DCH MMIS by June 30 of each Demonstration Year, beginning in Demonstration Year 2 which begins January 1, 2012.

•	Reduction in the number of unintended pregnancies in Georgia as measured by:
o	Percent births reported as unintended in the Medicaid population compared with baseline; and
o	4% annual reduction in the Pregnancy Rate in the Medicaid population

•
Reduction in Georgia’s Medicaid costs by reducing the number of unintended pregnancies in women who otherwise would be eligible for Medicaid pregnancy related services. Projected state fund savings due to reductions in pregnancies and subsequent care for normal weight, low birth weight and very low birth weight infants are:

o	$9.3M in FY 12;
o	$15.5M in FY 13
o	$24.9M in FY 14

Quarterly Report Data per CMO

•	Demonstration expenditures including administrative costs;
•	Total number of Demonstration enrollees;
•	Total number of P4HB Participants

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•	Total number of Demonstration enrollees stratified by age, race and ethnicity;
•	Total number of P4HB Participants stratified by age, race and ethnicity
•	Total number of IPC enrollees stratified by age, race and ethnicity
•	Total number of IPC P4HB Participants stratified by age, race and ethnicity
•	Total number of Family Planning only enrollees stratified by age, race and ethnicity
•	Total number of Family Planning only P4HB Participants stratified by age, race and ethnicity
•	Total number of Resource Mothers Outreach only Enrollees stratified by age, race and ethnicity
•	Total number of Resource Mothers Outreach only P4HB Participants stratified by age, race and ethnicity
•	Total number of P4HB Participants utilizing services
•	Utilization statistics for Family Planning only services by type
•	IPC Problem and Strength Identification Quarterly Summary
•	Total number of Care Plans for IPC Participants
•	Utilization statistics for IPC Services by type;
•	Contraceptive types utilized;
•	Geographic variations in enrollment;
•	Total number of P4HB Participants (Participants include all individuals who obtain one or more covered family planning services through the Demonstration);
•	Events occurring during the quarter, or anticipated to occur in the near future that affect:
▪	health care delivery
▪	benefits
▪	enrollment
▪	grievances
▪	quality of care
▪	access
▪	pertinent legislative activity
▪	eligibility verification activities
▪	other operational issues;
•	Action plans for addressing any policy and administrative issues identified; and
•	Evaluation activities and interim findings.

Annual Report Data per CMO – for Demonstration year 1, appropriate baseline calculations should also be reported using Calendar Year 2010 as the baseline year. Baseline calculations to include but not be limited to: total deliveries, pregnancy rate, total births, number of still births, LBW and VLBW rates, etc.

•	Top five (5) Chronic Diseases/Conditions affecting P4HB Participants in the IPC Demonstration component ;
•	The total number of deliveries to Contractor’s Medicaid Members;
•	The pregnancy rate for Contractor’s Medicaid Members;

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•	The number of deliveries to the P4HB Participants stratified by Demonstration component: FP Only; FP and IPC; Resource Mothers Only.
•	The number of total births to the Contractor’s Medicaid Members stratified by birth weight categories;
•
The number of live births to P4HB Participants in the FP only component of the Demonstration stratified by birth weight categories – Normal (2,500 grams or more), LBW (1,500 grams to 2,499 grams), VLBW (less than 1,500 grams);

•	The number of live births to P4HB Participants in the IPC component of the Demonstration stratified by birth weight category;
•	The number of stillbirths to the IPC P4HB Participants;
•	IPC Problem and Strength Identification Yearly Summary
•	The number of estimated averted births (using the baseline fertility rate) in the waiver application;
•	The total and average per person Medicaid expenditures for the Demonstration;
•	The total and average per person Medicaid expenditures for the IPC component of the Demonstration;
•	The total and average per person Medicaid expenditures for the first year infant life costs stratified by birth weight categories;
•	The number of VLBW deliveries to Contractor’s P4HB participants;
•	The number of VLBW deliveries that occur to P4HB Participants in the IPC component of the Demonstration;
•	The total and average per person Medicaid expenditures for VLBW deliveries;
•	Results of P4HB Participant and Provider satisfaction surveys.

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Exhibit 4
ATTACHMENT P

RESOURCE MOTHER OUTREACH

Resource Mother:

The Resource Mother provides a broad range of paraprofessional services to P4HB Participants in the Interpregnancy Care component of the Planning for Healthy Babies Program and their families. She performs certain aspects of case management including the provision of assistance in dealing with personal and social problems and may provide supportive counseling to P4HB Participants and their families and/or serve as a liaison for social services.

The Contractor has the responsibility for training the Resource Mother and must utilize the standardized Resource Mothers Training Manual specified by DCH. DCH will also provide the Resource Mother Job description and technical support for the Resource Mother Outreach program.

The Contractor must ensure the Resource Mother Outreach is effective through monitoring of the Resource Mother’s performance including an evaluation of the Resource Mother’s P4HB Participant contact activities and contact documentation.

The Resource Mother will carry out the following responsibilities:

•	Complete P4HB Participant intakes based on interviews with P4HB Participants, their families, significant others and appropriate community agencies.

•	Demonstrate skillful use of observation and assessment tools to evaluate the P4HB Participant’s needs and monitor the P4HB Participant’s progress towards treatment goals.

•
Meet with P4HB Participants via phone or in person to increase participants’ adoption of healthy behaviors, including healthy eating choices and smoking cessation; increase participants’ adoption of health behaviors such as healthy eating choices and smoking cessation.

•
Support P4HB Participants’ compliance with primary care medical appointments including assistance with non-emergency transportation arrangements; serve as the liaison between P4HB Participants and family members, significant others, nurses, physicians, and organizational components to facilitate communication, linkage and continuity of service.

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•	Consult with physicians, nurses, social workers, and case managers about problems identified and assist in the development of an appropriate action plan.

•	Document compliance with appointments and enrollment and participation in planned services and benefits in the P4HB Participant’s case management record and/or required Demonstration forms.

•	Prepare and disseminate pertinent reports for/to supervisors, colleagues and other appropriate individuals. Maintain program statistics for purposes of evaluation and research.

•	Submit all data, forms and documentation per Demonstration guidelines.

•	Provide short-term case management and referral services to P4HB Participants with emergency situations.

•
Support P4HB Participants’ compliance with medications to treat chronic health conditions including assisting the P4HB Participant with obtaining needed medications and reinforcing the need for medication compliance;

•
Assist the P4HB Participant with the coordination of social services support for family and life issues; implement and organize the delivery of specific social services within the community and maintain an updated resource file.

•
Assists Participants in locating and utilizing community resources including legal, medical, financial assistance, and other referral services; assist with linking mothers to community resources such as the Special Supplemental Nutrition Program for Women, Infants, and Children (WIC).

•	Provide emotional support for P4HB Participants following substance abuse treatment;

•	Provide mentoring for P4HB Participants;

•	Assist mothers of VLBW babies to obtain regular preventive health visits and appropriate immunizations for their child;

•	Link the VLBW infant’s mother with community resources such as WIC;

•	Provide the mother with the peer and emotional support needed to meet the health demands of her VLBW infant;

•	Encourage the VLBW infant’s mother to implement the parenting and child safety concepts taught during classes the mother will be encouraged to attend.

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Technical Competencies of the Resource Mother

Successfully complete Resource Mother training module and participate in ongoing in-service training as provided
Knowledge of agency policies and procedures.
Ability to coordinate and organize the delivery services.
Ability to monitor client’s progress toward meeting established goals.
Knowledge of client’s treatment goals.
Ability to interview clients and/or families using established techniques.
Ability to develop client profile.
Knowledge of agency confidentiality policies.
Knowledge of state and federal confidentiality laws and regulations.
Knowledge of available community resources.
Ability to make appropriate referrals.
Knowledge of crisis intervention.
Ability to develop P4HB Participant service plan to habilitate and P4HB Participant in attaining social, educational and vocational goals.
Ability to contact health care professionals to obtain additional background information.
Knowledge of target population.
Knowledge of agency specific software.
Knowledge of available databases.
Ability to prepare reports and case history records.
Knowledge of eligibility requirements.
Knowledge of what qualifies as an emergency situation.

Entry Qualifications

High school diploma or GED and two years experience in a social services related position or
Bachelor’s degree in a social services related field
Valid driver’s license
Reliable vehicle with motor vehicle insurance coverage
Good communication skills. Comfortable communicating with both professionals (physicians, nurses, social workers, etc.) and with lay persons

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Exhibit 5
ATTACHMENT Q

Centers for Medicare & Medicaid Services
SPECIAL TERMS AND CONDITIONS

NUMBER:                          11-W-00249/4

TITLE:                                Planning for Healthy Babies (P4HB)

AWARDEE:                      Georgia Department of Community Health

I. PREFACE

The following are the Special Terms and Conditions (STCs) for Georgia’s section 1115(a) Medicaid Demonstration (hereinafter “Demonstration”). The parties to this agreement are the Georgia Department of Community Health and the Centers for Medicare & Medicaid Services (CMS). The STCs set forth in detail the nature, character, and extent of Federal involvement in the Demonstration and the State’s obligations to CMS during the life of the Demonstration. The STCs are effective January 1, 2011, unless otherwise specified. This Demonstration is approved through December 31, 2013.

The STCs have been arranged into the following subject areas:
I.	Preface
II.	Program Description and Objectives
III.	General Program Requirements
IV.	Eligibility
V.	Benefits and Delivery Systems
VI.	General Reporting Requirements
VII.	General Financial Requirements
VIII.	Monitoring Budget Neutrality
IX.	Evaluation of the Demonstration
X.	Schedule of State Deliverables for the Demonstration

II. PROGRAM DESCRIPTION AND OBJECTIVES

The Georgia P4HB section 1115(a) Medicaid Demonstration expands the provision of family planning (FP) services to uninsured women, ages 18 through 44, who have family income at or below 200 percent of the Federal poverty level (FPL), and who are not otherwise eligible for Medicaid or the Children’s Health Insurance Program (CHIP).

In addition, the Demonstration provides Interpregnancy Care (IPC) services to women who meet the same eligibility requirements above and who deliver a very low birth weight (VLBW) baby (less than 1,500 grams or 3 pounds, 5 ounces) on or after January 1, 2011.

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Women, ages 18 through 44, who have family income at or below 200 percent of the FPL, who deliver a VLBW baby on or after January 1, 2011, and who qualify under the Low Income Medicaid Class of Assistance, or the Aged Blind and Disabled Classes of Assistance, under the Georgia Medicaid State plan are also eligible for the Resource Mothers Outreach component of the IPC services which are not otherwise available under the Georgia Medicaid State plan.

Under this Demonstration, Georgia expects to achieve the following to promote the objectives of title XIX:
•	Reduce Georgia’s low birth weight (LBW) and VLBW rates;
•	Reduce the number of unintended pregnancies in Georgia;
•	Reduce Georgia’s Medicaid costs by reducing the number of unintended pregnancies by women who otherwise would be eligible for Medicaid pregnancy-related services;
•	Provide access to IPC health services for eligible women who have previously delivered a VLBW baby; and
•	Increase child spacing intervals through effective contraceptive use.

III. GENERAL PROGRAM REQUIREMENTS

1.
Compliance with Federal Non-Discrimination Statutes. The State must comply with all applicable Federal statutes relating to non-discrimination. These include, but are not limited to, the Americans with Disabilities Act of 1990, title VI of the Civil Rights Act of 1964, section 504 of the Rehabilitation Act of 1973, and the Age Discrimination Act of 1975.

2.
Compliance with Medicaid Law, Regulation, and Policy. All requirements of the Medicaid programs expressed in law, regulation, court order, and policy statement not expressly waived or identified as not applicable in the waiver and expenditure authority documents (of which these terms and conditions are part), must apply to the Demonstration.

3.
Changes in Medicaid Law, Regulation, and Policy. The State must, within the timeframes specified in law, regulation, court order, or policy statement, come into compliance with any changes in Federal law, regulation, court order, or policy affecting the Medicaid programs that occur during this Demonstration approval period, unless the provision being changed is explicitly waived or identified as not applicable.

4.	Impact on Demonstration of Changes in Federal Law, Regulation, and Policy Statements.

a)
To the extent that a change in Federal law, regulation, final court order, or policy requires either a reduction or an increase in Federal financial participation (FFP) for expenditures made under this Demonstration, the State must adopt, subject to CMS approval, a modified budget neutrality agreement for the Demonstration as necessary to comply with such change. The modified agreement will be effective upon the implementation of the change.

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b)
If mandated changes in Federal law require State legislation, the changes must take effect on the day such State legislation becomes effective, or on the last day such legislation was required to be in effect under the law.

5.
State Plan Amendments. The State will not be required to submit title XIX or title XXI State plan amendments for changes affecting any populations made eligible solely through the Demonstration. If a population eligible through the Medicaid State plan is affected by a change to the Demonstration, a conforming amendment to the appropriate State plan may be required, except as otherwise noted in these STCs.

6.
Changes Subject to the Amendment Process. Changes related to eligibility, enrollment, benefits, delivery systems, cost sharing, sources of non-Federal share of funding, budget neutrality, and other comparable program elements in these STCs must be submitted to CMS as amendments to the Demonstration. All amendment requests are subject to approval at the discretion of the Secretary of the Department of Health and Human Services in accordance with section 1115 of the Act. The State must not implement changes to these elements without prior approval by CMS. Amendments to the Demonstration are not retroactive and FFP will not be available for changes to the Demonstration that have not been approved through the amendment process set forth in paragraph 7 below. The State will notify CMS of proposed Demonstration changes during the quarterly monitoring call, as well as in the written quarterly report, to determine if a formal amendment is necessary.

7.
Amendment Process. Requests to amend the Demonstration must be submitted to CMS for approval no later than 120 days prior to the planned date of implementation of the change and may not be implemented until approved. CMS reserves the right to deny or delay approval of a Demonstration amendment based on non-compliance with these STCs, including, but not limited to, failure by the State to submit required reports and other deliverables in a timely fashion according to the deadlines specified therein. Amendment requests must include, but are not limited to, the following:

a)	An explanation of the public process used by the State consistent with the requirements of paragraph 12 to reach a decision regarding the requested amendment;

b)
A data analysis which identifies the specific “with waiver” impact of the proposed amendment on the current budget neutrality expenditure limit. Such analysis must include current “with waiver” and “without waiver” status on both a summary and detailed level through the current extension approval period using the most recent actual expenditures, as well as summary and detailed projections of the change in the “with waiver” expenditure total as a result of the proposed amendment which isolates (by Eligibility Group) the impact of the amendment;

c)	A detailed description of the amendment, including impact on beneficiaries, with sufficient supporting documentation; and

d)	If applicable, a description of how the evaluation design must be modified to incorporate the amendment provisions.

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8.
CMS Right to Terminate or Suspend. CMS may suspend or terminate the Demonstration, in whole or in part, at any time before the date of expiration, whenever it determines, following a hearing, that the State has materially failed to comply with the terms of the project. CMS will promptly notify the State in writing of the determination and the reasons for the suspension or termination, together with the effective date.

9.	Finding of Non-Compliance. The State does not relinquish its rights to challenge the CMS finding that the State materially failed to comply.

10.
Withdrawal of Waiver Authority. CMS reserves the right to withdraw waivers or expenditure authorities at any time it determines that continuing the waivers or expenditure authorities would no longer be in the public interest or promote the objectives of title XIX. CMS must promptly notify the State in writing of the determination and the reasons for the withdrawal, together with the effective date, and must afford the State an opportunity to request a hearing to challenge CMS’ determination prior to the effective date. If a waiver or expenditure authority is withdrawn, FFP is limited to normal closeout costs associated with terminating the waiver or expenditure authorities, including services and administrative costs of disenrolling participants.

11.
Adequacy of Infrastructure. The State must ensure the availability of adequate resources for implementation and monitoring of the Demonstration, including education, outreach, and enrollment; maintaining eligibility systems; compliance with cost sharing requirements to the extent they apply; and reporting on financial and other Demonstration components.

12.
Public Notice, Tribal Consultation, and Consultation with Interested Parties. The State must continue to comply with the State Notice Procedures set forth in 59 Fed. Reg. 49249 (September 27, 1994) and the tribal consultation requirements pursuant to section 1902(a)(73) of the Act as amended by section 5006(e) of the ARRA, when any program changes to the Demonstration, including, but not limited to, those referenced in STC 7, are proposed by the State. In States with Federally recognized Indian Tribes, Indian health programs, and/or Urban Indian organizations, the State is required to submit evidence to CMS regarding the solicitation of advice from these entities prior to submission of any Demonstration proposal, amendment and/or renewal of this Demonstration.

13.	FFP. No Federal matching funds for expenditures for this Demonstration will take effect until the effective date identified in the Demonstration approval letter.

14.
Citizenship Documentation Requirements. For individuals who have declared that they are United States citizens or nationals, the State must only enroll individuals into the Demonstration who document citizenship or nationality in accordance with sections 1902(a)(46) and 1903 of the Act. The State may establish citizenship or nationality using the process set out in section 1902(ee) of the Act in lieu of the documentation requirements set forth in sections 1902(a)(46) and 1903 of the Act to the extent permitted by that section.

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IV.	ELIGIBILITY

15.	Eligibility Requirements. The State must enroll only individuals meeting the following eligibility criteria into the family planning component of the Demonstration:

1.	Uninsured women, ages 18 through 44, losing Medicaid pregnancy coverage at the conclusion of 60 days postpartum, who are not otherwise eligible for Medicaid or CHIP; and
2.	Uninsured women, ages 18 through 44, who have family income up to and including 200 percent of the FPL, who are not otherwise eligible for Medicaid or CHIP.

The State must enroll only individuals meeting the following eligibility criteria into the IPC component of the Demonstration:

•
Uninsured women, ages 18 through 44, who deliver a VLBW baby on or after January 1, 2011, who have family income up to and including 200 percent of the FPL, who are not otherwise eligible for Medicaid or CHIP.

        The State will enroll individuals into the Resource Mothers Outreach component of the Demonstration who are:

•
Women, ages 18 through 44, who qualify under the Low Income Medicaid Class of Assistance or Aged Blind and Disabled Classes of Assistance under the Georgia Medicaid State plan and deliver a VLBW baby on or after January 1, 2011.

16.
Demonstration Enrollment. Women already enrolled in a Georgia Families Care Management Organization (CMO) due to pregnancy will have an expedited enrollment into the plan with which they are currently affiliated. These women will be afforded the opportunity to choose a new CMO if desired. The enrollment processes for each component of the Demonstration are described below:

a)
FP Component. The State will follow applicable Federal law and regulations for determining eligibility and enrolling those deemed eligible into one of the CMOs. Individuals must enroll in a managed care plan to receive family planning and family planning-related services.

b)	IPC Component. Women in the IPC component must enroll in a managed care plan to receive Family Planning and IPC services.

c)	Resource Mothers Outreach.
i.
Women ages 18 through 44 who qualify under the Low Income Medicaid Class of Assistance under the Georgia Medicaid State plan are mandatorily enrolled into one of the CMOs per the Medicaid State plan. These women will receive Resource Mothers Outreach through the CMOs in which they are enrolled at the time of delivery of their VLBW baby. The State will follow standard Medicaid managed care rules regarding choice of plans.

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ii.
Women ages 18 through 44 who qualify under the Aged Blind and Disabled Classes of Assistance under the Georgia Medicaid State Plan and who deliver a VLBW baby on or after January 1, 2011, will receive Resource Mothers Outreach via a CMO. They will not be enrolled into a CMO, but will be allowed to choose a CMO through which they will receive only Resource Mothers Outreach services.

17.
Demonstration Disenrollment. If a woman becomes pregnant while enrolled in the Demonstration, she may be determined eligible for Medicaid under the State plan. An individual who is enrolled in a Medicaid State plan eligibility category will only be eligible for Resource Mothers Outreach services under the Demonstration if they have had a VLBW delivery on or after January 1, 2011.

The State must not submit claims under the Demonstration for any individual who is found to be eligible under the Medicaid State plan except for those individuals eligible under the Medicaid State plan who are eligible for Resource Mothers Outreach services.

In addition, women who receive a sterilization procedure and complete all necessary followup procedures will be disenrolled from the Demonstration.

Women in the IPC component will be disenrolled after 2 years of participation.

18.	Redeterminations. The State must ensure that redeterminations of eligibility for the Demonstration are conducted at least every 12 months.

19.
Primary Care Referral. The State assures CMS that providers of family planning services will make appropriate referrals to primary care providers as medically indicated. The State also assures that individuals enrolled in this Demonstration receive information about how to access primary care services.

V.	BENEFITS AND DELIVERY SYSTEMS

20.	Benefits. Family planning services and supplies described in section 1905(a)(4)(C) of the Act are reimbursable at the 90 percent matching rate, including:
a)	Approved methods of contraception;
b)	Sexually transmitted infection testing, including Pap tests and pelvic exams;
c)
Drugs, supplies, or devices related to women’s health services described above that are prescribed by a health care provider who meets the State’s provider enrollment requirements; (subject to the national drug rebate program requirements); and,

d)	Contraceptive management, patient education, and counseling.

21.
Family Planning-Related Benefits. Family planning-related services are provided as part of, or as follow-up to, a family planning visit and are reimbursable at the State’s regular FMAP rate. The following are examples of family-planning related services:

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a)
Drugs for the treatment of sexually-transmitted infections (STIs), except for HIV/AIDS and hepatitis, when the STI is identified/diagnosed during a routine/periodic family planning visit. A follow-up visit/encounter for the treatment/drugs may be covered. In addition, subsequent follow-up visits to rescreen for STIs based on the Centers for Disease Control and Prevention guidelines may be covered.

b)
Drugs for the treatment of lower genital tract and genital skin infections/disorders, and urinary tract infections, when the infection/disorder is identified/diagnosed during a routine/periodic family planning visit. A follow-up visit/encounter for the treatment/ drugs may be covered.

22.
Primary Care Referrals. Primary care referrals to other social service and health care providers as medically indicated are provided; however, the costs of those primary care services are only covered for women enrolled in the IPC component of the Demonstration. These primary care services are not covered for enrollees who are not in the IPC component of this Demonstration.

23.	Vitamins. Participants will have access to folic acid and/or a multivitamin with folic acid, and this benefit will be reimbursable at the State’s FMAP rate.

24.
Immunization Benefits. Participants ages 19 and 20, will be eligible to receive the Hepatitis B, tetanus-diphtheria (Td), and combined tetanus, diphtheria, and pertussis (TdAP) vaccinations. Participants who are 18 years old are eligible to receive immunizations at no cost via the Vaccines for Children (VFC) Program. These services are reimbursable at the State’s FMAP rate.

25.
IPC Component Benefits. In addition to the family planning and family planning-related services described above, women who are enrolled in the IPC component of the Demonstration are also eligible for the benefits described in the table below. These services are reimbursable at the State’s FMAP rate.

Services	Notes/ Limitations
Primary care
5 office/outpatient visits
Management and treatment of chronic diseases
Substance use disorder treatment (detoxification and intensive outpatient rehabilitation)	Referral required
Case management/ Resource Mother Outreach
Limited Dental
Prescription Drugs (non-family planning)

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Women enrolled in the IPC component will also have access to non-emergency medical transportation.

26.
Resource Mother Outreach. Women served under the IPC and Resource Mother components of the Demonstration, will have access to Resource Mother Outreach. The CMOs will employ or contract with Resource Mothers, and the Resource Mothers will assist nurse case managers to achieve the following goals:

a)	Increase the participant’s adoption of healthy behaviors such as healthy eating choices and smoking cessation;
b)	Support the participant’s compliance with primary care medical appointments, including assisting with arranging non-emergency medical transportation;
c)	Assist the mother of a VLBW baby to obtain regular preventive health visits and appropriate immunizations for her child;
d)	Support the participant’s compliance with medications to treat chronic health conditions
e)	Assist with coordination of social services support; and,
f)	Assist with linking mothers to community resources such as the Special Supplemental Nutrition Program for Women, Infants, and Children.

27.
Delivery System. Services provided through this Demonstration are paid via a managed care delivery system via CMOs. Standard Medicaid managed care rules will apply including freedom of choice of provider for family planning services as specified in 42 CFR 431.51(a)(5).

VI.	GENERAL REPORTING REQUIREMENTS

28.	General Financial Requirements. The State must comply with all general financial requirements under title XIX set forth in section VII of these STCs.

29.	Reporting Requirements Relating to Budget Neutrality. The State must comply with all reporting requirements for monitoring budget neutrality as set forth in section VIII of these STCs.

30.
Compliance with Managed Care Reporting Requirements. The State must comply with all managed care reporting regulations at 42 CFR Part 438 et seq., except as expressly waived or referenced in the expenditure authorities incorporated into these STCs.

31.
Monitoring Calls. CMS will schedule quarterly monitoring calls with the State, unless CMS determines that more frequent calls are necessary to adequately monitor the Demonstration. The purpose of these calls is to discuss any significant actual or anticipated developments affecting the Demonstration. Areas to be addressed include, but are not limited to, health care delivery, enrollment, quality of care, access, benefits, audits, lawsuits, financial reporting and budget neutrality issues, progress on evaluations, State legislative developments, quarterly reports, and any Demonstration amendments the State is considering submitting.

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The State and CMS will discuss quarterly expenditure reports submitted by the State for purposes of monitoring budget neutrality. CMS will update the State on any amendments under review as well as Federal policies and issues that may affect any aspect of the Demonstration. The State and CMS will jointly develop the agenda for the calls.

32.
Quarterly Progress Reports. The State must submit progress reports no later than 60 days following the end of each quarter. The intent of these reports is to present the State’s data along with an analysis of the status of the various operational areas under the Demonstration. These quarterly reports must include, but are not limited to:

a)	An updated budget neutrality monitoring worksheet;
b)	Expenditures including administrative costs;
c)	Total number of enrollees;
d)	Total number of participants (Participants include all individuals who obtain one or more covered family planning services through the Demonstration);
e)
Events occurring during the quarter, or anticipated to occur in the near future that affect health care delivery, benefits, enrollment, grievances, quality of care, access, pertinent legislative activity, eligibility verification activities, and other operational issues;

f)	Action plans for addressing any policy and administrative issues identified; and
g)	Evaluation activities and interim findings.

33.
Annual Report. The annual report is due 120 days following the end of the fourth quarter of each Demonstration year, and must include a summary of the year’s preceding activity as well as the following:

a)	The number of actual births that occur to participants in the FP component of the Demonstration broken out by birth weight category;
i.	Normal (2,500 grams or more)
ii.	LBW (1,500 grams to 2,499 grams)
iii.	VLBW (less than 1,500 grams)

b)	The number of total Medicaid births broken out by birth weight category;

c)	The number of actual births that occur to women in the IPC component of the Demonstration broken out by birth weight category;

d)	The average total Medicaid expenditures for the first-year infant life costs broken out by birth weight category;

e)	Results of member and provider satisfaction surveys; and

f)	An interim evaluation report as described in paragraph 54 of these STCs.

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34.
Transition Plan. The State is required to prepare, and incrementally revise a Transition Plan, consistent with the provisions of the Affordable Care Act, for individuals enrolled in the Demonstration, including how the State plans to coordinate the transition of these individuals to a coverage option available under the Affordable Care Act without interruption in coverage to the maximum extent possible. The State must submit a draft to CMS by July 1, 2012, with progress updates included in each quarterly and annual report thereafter. The State will revise the Transition Plan as needed.

35.
Final Report. The State must submit a final report to CMS to describe the impact of the Demonstration, including the extent to which the State met the goals of the Demonstration. The draft report will be due to CMS 6 months after the expiration of the Demonstration. The State must submit a final report within 60 days of receipt of CMS comments.

VII.	GENERAL FINANCIAL REQUIREMENTS

36.
Quarterly Expenditure Reports. The State must provide quarterly expenditure reports using the form CMS-64 to report total expenditures for services provided under the Medicaid program, including those provided through the Demonstration under section 1115 authority. This project is approved for expenditures applicable to services rendered during the Demonstration period. CMS must provide FFP for allowable Demonstration expenditures only as long as they do not exceed the pre-defined limits on the costs incurred as specified in Section VIII of these STCs.

37.	Reporting Expenditures Subject to the Title XIX Budget Neutrality Agreement. The following describes the reporting of expenditures subject to the budget neutrality limit:

a)
Tracking Expenditures. In order to track expenditures under this Demonstration, Georgia must report Demonstration expenditures through the Medicaid and CHIP Budget and Expenditure System (MBES/CBES); following routine CMS-64 reporting instructions outlined in section 2500 of the State Medicaid Manual. All Demonstration expenditures claimed under the authority of title XIX of the Act and subject to the budget neutrality expenditure limit must be reported each quarter on separate Forms CMS-64.9 Waiver and/or CMS-64.9P Waiver, identified by the Demonstration project number assigned by CMS, including the project number extension, which indicates the Demonstration Year (DY) in which services were rendered or for which capitation payments were made.

b)
Cost Settlements. For monitoring purposes, cost settlements attributable to the Demonstration must be recorded on the appropriate prior period adjustment schedules (Form CMS-64.9P Waiver) for the Summary Sheet Line 10B, in lieu of Lines 9 or 10C. For any other cost settlements not attributable to this Demonstration, the adjustments should be reported on lines 9 or 10C as instructed in the State Medicaid Manual.

c)	Use of Waiver Forms. The following 3 waiver forms CMS-64.9 Waiver and/or CMS-64.9 P Waiver must be submitted each quarter (when applicable) to report title XIX

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expenditures for individuals enrolled in the Demonstration. The expressions in quotation marks are the waiver names to be used to designate these waiver forms in the MBES/CBES system.

(i)	“FP Benefits” expenditures – This includes expenditures for all family planning and family planning-related benefits for women enrolled in the Demonstration.
(ii)	“IPC Benefits” expenditures – This includes only expenditures for IPC benefits for women enrolled in the IPC component of the Demonstration.
(iii)	“Outreach” expenditures – This includes only expenditures for the Resource Mother Outreach that women eligible under the Medicaid State plan receive.

d)
Pharmacy Rebates. The State may propose a methodology for assigning a portion of pharmacy rebates to the Demonstration, in a way that reasonably reflects the actual rebate-eligible pharmacy utilization of the Demonstration population, and which reasonably identifies pharmacy rebate amounts with DYs. Use of the methodology is subject to the approval in advance by the CMS Regional Office, and changes to the methodology must also be approved in advance by the Regional Office. The portion of pharmacy rebates assigned to the Demonstration using the approved methodology will be reported on the appropriate Form CMS-64.9 Waiver for the Demonstration, and not on any other CMS-64.9 form (to avoid double-counting). Each rebate amount must be distributed as State and Federal revenue consistent with the Federal matching rates under which the claim was paid.

e)
Title XIX Administrative Costs. Administrative costs will not be included in the budget neutrality agreement, but the State must separately track and report additional administrative costs that are directly attributable to the Demonstration. All administrative costs must be identified on the Forms CMS-64.10.

f)
Claiming Period. All claims for expenditures subject to the budget neutrality agreement (including any cost settlements) must be made within 2 years after the calendar quarter in which the State made the expenditures. All claims for services during the Demonstration period (including any cost settlements) must be made within 2 years after the conclusion or termination of the Demonstration. During the latter 2-year period, the State must continue to identify separately net expenditures related to dates of service during the operation of the Demonstration on the CMS-64 waiver forms in order to properly account for these expenditures in determining budget neutrality.

38.
Standard Medicaid Funding Process. The standard Medicaid funding process must be used during the Demonstration. The State must estimate matchable Demonstration expenditures (total computable and Federal share) subject to the budget neutrality expenditure limit and separately report these expenditures by quarter for each Federal fiscal year on the Form CMS-37 for both the Medical Assistance Payments (MAP) and State and Local Administration Costs (ADM). CMS shall make Federal funds available based upon the

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State’s estimate, as approved by CMS. Within 30 days after the end of each quarter, the State must submit the Form CMS-64 quarterly Medicaid expenditure report, showing Medicaid expenditures made in the quarter just ended. CMS shall reconcile expenditures reported on the Form CMS-64 with Federal funding previously made available to the State, and include the reconciling adjustment in the finalization of the grant award to the State.

39.	Extent of FFP for Family Planning and Family Planning Related Services. CMS shall provide FFP for services (including prescriptions) provided to women at the following rates:

a)
For procedures or services clearly provided or performed for the primary purpose of family planning (i.e., contraceptive initiation, periodic or inter-periodic contraceptive management, and sterilizations), and which are provided in a family planning setting, FFP will be available at the 90 percent Federal matching rate. Reimbursable procedure codes for office visits, laboratory tests, and certain other procedures must carry a primary diagnosis or a modifier that specifically identifies them as a family planning service. Note: The laboratory tests performed during an initial family planning visit for contraception include a Pap smear, screening tests for STIs, blood counts, and pregnancy test. Additional screening tests may be performed depending on the method of contraception desired and the protocol established by the clinic, program, or provider. Additional laboratory tests may be needed to address a family planning problem or needed during an inter-periodic family planning visit for contraception.

Allowable family planning expenditures eligible for reimbursement at the enhanced family planning match rate should be entered in Column (D) on the appropriate waiver sheets.

b)
In order for family planning-related services to be reimbursed at the FMAP rate they must be defined as those services generally performed as part of, or as follow-up to, a family planning service for contraception. Such services are provided because a “family planning-related” problem was identified/diagnosed during a routine/periodic family planning visit. These expenditures should be entered in Column (B) on the appropriate waiver sheets. Four kinds of family planning related services are recognized:

i.	A colposcopy (and procedures done with/during a colposcopy) or repeat Pap smear performed as a follow-up to an abnormal Pap smear which is done as part of a routine/periodic family planning visit.

ii.
Treatment/drugs for STIs, except for HIV/AIDS and hepatitis, where the STIs are identified/diagnosed during a routine/periodic family planning visit. A follow-up visit/encounter for the treatment/drugs may be covered at the applicable Federal matching rate for the State. Subsequent follow up visits to rescreen for STIs based on the Centers for Disease Control and Prevention guidelines may be covered at the applicable Federal matching rate for the State.

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iii.
Treatment/drugs for vaginal infections/disorders, other lower genital tract and genital skin infections/disorders, and urinary tract infections, where these conditions are identified/diagnosed during a routine/periodic family planning visit. A follow-up visit/encounter for the treatment/drugs may be covered at the applicable Federal matching rate for the State.

iv.	Treatment of major complications such as:

•	Treatment of a perforated uterus due to an intrauterine device insertion;
•	Treatment of severe menstrual bleeding caused by a Depo-Provera injection requiring a dilation and curettage; or
•	Treatment of surgical or anesthesia-related complications during a sterilization procedure.

c)
FFP will not be available for the costs of any services, items, or procedures that do not meet the requirements specified above, even if family planning clinics or providers provide them. For example, in the instance of testing for STIs as part of a family planning visit, FFP will be available at the 90 percent Federal matching rate. The match rate for the subsequent treatment would be paid at the applicable Federal matching rate for the State. For testing or treatment not associated with a family planning visit, no FFP will be available.

d)
CMS will provide FFP at the appropriate 50 percent administrative match rate for general administration costs, such as, but not limited to, claims processing, eligibility assistance and determinations, outreach, program development, evaluation, and program monitoring and reporting.

40.
Extent of FFP for IPC Services. CMS shall provide FFP for services described in paragraph 25 for women who enrolled in the IPC component of the Demonstration at the State’s regular Federal matching rate.

41.
Sources of Non-Federal Share. The State must certify that the non-Federal share of funds for the Demonstration are State/local monies. The State further certifies that such funds must not be used to match for any other Federal grant or contract, except as permitted by law. All sources of non-Federal funding must be compliant with section 1903(w) of the Act and applicable regulations. In addition, all sources of the non-Federal share of funding are subject to CMS approval.

a)
CMS reserves the right to review the sources of the non-Federal share of funding for the Demonstration at any time. The State agrees that all funding sources deemed unacceptable by CMS must be addressed within the time frames set by CMS.

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b)	Any amendments that impact the financial status of the program must require the State to provide information to CMS regarding all sources of the non-Federal share of funding.

42.	State Certification of Funding Conditions. The State must certify that the following conditions for non-Federal share of Demonstration expenditures are met:

a)	Units of government, including governmentally operated health care providers, may certify that State or local tax dollars have been expended as the non-Federal share of funds under the Demonstration.
b)
To the extent the State utilizes certified public expenditures (CPEs) as the funding mechanism for title XIX (or under section 1115 authority) payments, CMS must approve a cost reimbursement methodology. This methodology must include a detailed explanation of the process by which the State would identify those costs eligible under title XIX (or under section 1115 authority) for purposes of certifying public expenditures.

c)
To the extent the State utilizes CPEs as the funding mechanism to claim Federal match for payments under the Demonstration, governmental entities to which general revenue funds are appropriated must certify to the State the amount of such tax revenue (State or local) used to satisfy Demonstration expenditures. The entities that incurred the cost must also provide cost documentation to support the State’s claim for Federal match.

d)
The State may use intergovernmental transfers to the extent that such funds are derived from State or local tax revenues and are transferred by units of government within the State. Any transfers from governmentally-operated health care providers must be made in an amount not to exceed the non-Federal share of title XIX payments. Under all circumstances, health care providers must retain 100 percent of the claimed expenditure. Moreover, no pre-arranged agreements (contractual or otherwise) exist between health care providers and State and/or local government to return and/or redirect any portion of the Medicaid payments. This confirmation of Medicaid payment retention is made with the understanding that payments that are the normal operating expenses of conducting business, such as payments related to taxes, (including health care provider-related taxes), fees, business relationships with governments that are unrelated to Medicaid and in which there is no connection to Medicaid payments, are not considered returning and/or redirecting a Medicaid payment.

43.	Monitoring the Demonstration. The State must provide CMS with information to effectively monitor the Demonstration, upon request, in a reasonable time frame.

44.
Program Integrity. The State must have processes in place to ensure that there is no duplication of Federal funding for any aspect of the Demonstration. Specifically, the State must ensure that there is no duplication of Federal funding between the State’s Maternal, Infant, and Early Childhood Home Visiting Program and the Demonstration. In addition, the

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State must ensure that there is no duplication of Federal funding between the State’s VFC Program and the Demonstration. The State must confirm in each quarterly and annual report that there is no duplication of funding.

VIII.	MONITORING BUDGET NEUTRALITY

45.
Limit on Title XIX Funding. The State shall be subject to a limit on the amount of Federal title XIX funding that the State may receive on selected Medicaid expenditures during the period of approval of the Demonstration. The budget neutrality expenditure targets are set on a yearly basis with a cumulative budget neutrality expenditure limit for the length of the entire Demonstration. Actual expenditures subject to the budget neutrality expenditure limit shall be reported by the State using the procedures described in section VII, paragraph 37 of these STCs.

46.
Risk. Georgia shall be at risk for the per capita cost (as determined by the method described below in this section) for Medicaid eligibles in the “FP Benefits” eligibility group, but not for the number of Demonstration eligibles in this group. By providing FFP for enrollees in this eligibility group, Georgia shall not be at risk for changing economic conditions that impact enrollment levels. However, by placing Georgia at risk for the per capita costs for enrollees in the family planning component of the Demonstration, CMS assures that Federal Demonstration expenditures do not exceed the level of expenditures that would have occurred had there been no Demonstration. Georgia will be at risk for both per capita costs and enrollment for “IPC Benefits.”

47.
Budget Neutrality Annual Expenditure Limits. For each DY, two annual limits are calculated: one for the FP component of the Demonstration and one for the IPC component of the Demonstration, as described in paragraphs 48 and 49 below.

48.
FP Component Budget Limit. The FP Component budget limit is calculated as the projected per member/per month (PMPM) cost times the actual number of member months for “FP Benefits,” multiplied by the Composite Federal Share.

a)	PMPM Cost. The following table gives the projected PMPM (Federal share) costs for the calculation described above by DY.

	Trend	DY 1	DY 2	DY 3
FP Benefits	2.7%	$68.17	$70.01	$71.90

b)
Composite Federal Share. The Composite Federal Share is the ratio calculated by dividing the sum total of FFP received by the State on actual Demonstration expenditures during the 3-year approval period, as reported on the forms listed in paragraph 37 above, by total computable Demonstration expenditures for the same period as reported on the same forms. Should the Demonstration be terminated prior to the end of the 3-year approval period (see paragraph 8), the Composite Federal Share will be determined based on actual expenditures for the period in which the Demonstration was active. For the purpose of interim monitoring of budget neutrality, a reasonable Composite Federal Share may be used.

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c)	The FP Component is structured as a “pass-through” or “hypothetical” population. Therefore, the State may not derive savings from this component.

49.	IPC Component Budget Limit. The annual budget limit for the IPC component of the Demonstration will be the estimated cost-savings of the VLBW and LBW births averted as described below:

a)	VLBW Birth Averted = Birth Averted * Medicaid Costs for VLBW Infants up to 1 year of life
•
The Medicaid Cost of a VLBW Infant equals (the cost of VLBW infants up to 1 year of life)/ number of VLBW live births, where the costs and number of VLBW live births pertain to the Georgia Medicaid Program.

b)	LBW Birth Averted = Birth Averted * Medicaid Costs for LBW Infants up to 1 year of life
•
The Medicaid Cost of a LBW Infant equals (the cost of LBW infants up to 1 year of life)/ number of LBW live births, where the costs and number of LBW live births pertain to the Georgia Medicaid Program.

c)
Application of the IPC Budget Limit. The budget limit calculated above will apply to IPC expenditures, as reported by the State on the CMS-64 forms. If, at the end of the Demonstration period, the costs of the Demonstration services exceed the IPC budget limit, the excess Federal funds will be returned to CMS.

50.
Future Adjustments to the Budget Neutrality Expenditure Limit. CMS reserves the right to adjust the budget neutrality expenditure limit to be consistent with enforcement of impermissible provider payments, health care-related taxes, new Federal statutes, or policy interpretations implemented through letters, memoranda, or regulations with respect to the provision of services covered under the Demonstration.

51.
Enforcement of Budget Neutrality. CMS will enforce budget neutrality over the life of the Demonstration, rather than annually. However, no later than 6 months after the end of each DY, or as soon thereafter as data are available, the State will calculate annual expenditure targets for the IPC component of the Demonstration for the completed year. This amount will be compared with the actual claimed FFP for Medicaid. Using the schedule below as a guide, if the State exceeds these targets, it will submit a corrective action plan to CMS for approval. The State will subsequently implement the corrective action plan.

Year                 Cumulative Target Expenditures                                           Percentage

2011                 DY 1 budget limit amount                                                         +4 percent
2012                 DY 1 and 2 combined budget limit amount                            +2 percent
2013                 DYs 1 through 3 combined budget limit amount                  +0 percent

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a)
Failure to Meet Budget Neutrality Goals. The State, whenever it determines that the Demonstration is not budget neutral or is informed by CMS that the Demonstration is not budget neutral, must immediately collaborate with CMS on corrective actions, which must include submitting a corrective action plan to CMS within 21 days of the date the State is informed of the problem. While CMS will pursue corrective actions with the State, CMS will work with the State to set reasonable goals that will ensure that the State is in compliance.

b)	Use of “Savings.” The State may only use savings from averting LBW and VLBW births to provide IPC services to women who have delivered a VLBW baby.

c)
Definition of “With” and “Without” Waiver IPC Component Demonstration Costs. The “with”(WW) and “without” (WOW) Demonstration costs (Federal share) follow. The “without” Demonstration costs are estimates of the costs of VLBW and LBW births that would occur in the absence of the Demonstration. The “with” Demonstration costs are estimates of IPC services provided with the Demonstration in effect. Total “with” and “without” Demonstration costs (Federal share) including the cost of the FP Component is also shown in the table below.

State Plan VLBW and LBW Birth Costs (Federal share)
YEAR	WOW	WW	Estimated IPC Annual Budget Limit
CY 2011	$517,383,223	$514,586,627	$2,796,596
CY 2012	$519,429,739	$510,813,428	$8,616,311
CY 2013	$521,524,925	$515,625,623	$5,899,301
IPC Component Demonstration Costs (Federal share)
	WOW	WW Cost of IPC Component	Estimated IPC Annual Budget Limit – WW Cost of IPC Component
CY 2011		$2,482,687	$313,909
CY 2012		$5,274,512	$3,341,800
CY 2013		$4,917,388	$981,913
FP Component + IPC Component (Federal share)
	WOW	WW Cost of FP and IPC Components	Projected Margin
CY 2011	$519,645,402	$519,331,493	$313,909
CY 2012	$522,914,626	$519,572,826	$3,341,800
CY 2013	$526,495,692	$525,513,780	$981,913
3 Year Total	$1,569,055,720	$1,564,418,099	$4,637,621

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IX.   PRIMARY CARE REFERRAL AND EVALUATION

52.
Access to Primary Care Services. The State must facilitate access to primary care services for enrollees in the Demonstration. The State must assure CMS that written materials concerning access to primary care services are distributed to the Demonstration participants. The written materials must explain to the participants how they can access primary care services.

53.
Submission of Draft Evaluation Design. A draft evaluation design report must be submitted to CMS for approval within 120 days from the award of the Demonstration. At a minimum, the evaluation design should include a detailed analysis plan that describes how the effects of the Demonstration will be isolated from those of other initiatives occurring in the State. The report should also include an integrated presentation and discussion of the specific hypotheses (including those that focus specifically on the target population for the Demonstration) that are being tested. The report will also discuss the outcome measures that will be used in evaluating the impact of the Demonstration, particularly among the target population. It will also discuss the data sources and sampling methodology for assessing these outcomes. The State must implement the evaluation design and report its progress in each of the Demonstration’s quarterly and annual reports.

The evaluation design must be based on a quasi-experimental design. In addition, the experimental and control groups must exhibit baseline equivalence on the following characteristics: (1) the parent or baby’s race and ethnicity; and (2) socioeconomic status.

The State must ensure that the draft evaluation design will address the following evaluation questions:
1.	To what extent is the Demonstration reducing the LBW and VLBW rates in Georgia?
2.	To what extent is the Demonstration reducing the infant mortality rate in Georgia?
3.	To what extent is the Demonstration reducing the number of unintended pregnancies in Georgia?
4.
To what extent is the Demonstration reducing Georgia’s Medicaid costs by reducing the number of unintended pregnancies by women who otherwise would be eligible for Medicaid pregnancy-related services?\

5.	To what extent is the Demonstration increasing child spacing intervals?
6.	To what extent is the Demonstration improving the health status of women enrolled in the IPC component of the Demonstration?

54.
Interim Evaluation Reports. The State must provide an interim evaluation report in each annual report as required in paragraph 33. In the event the State requests to extend the Demonstration beyond the current approval period under the authority of section 1115(a) of the Act, the State must submit an interim evaluation report as part of the State’s request for each subsequent renewal.

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55.
Final Evaluation Plan and Implementation. CMS shall provide comments on the draft evaluation design within 60 days of receipt and the State must submit a final plan for the overall evaluation of the Demonstration described in paragraph 53, within 60 days of receipt of CMS comments.

a)	The State must implement the evaluation designs and report its progress in each quarterly report.

b)
The State must submit to CMS a draft of the evaluation report within 120 days after expiration of the Demonstration. CMS must provide comments within 60 days after receipt of the report. The State must submit the final evaluation report within 60 days after receipt of CMS comments.

X.           SCHEDULE OF STATE DELIVERABLES DURING THE DEMONSTRATION

Date	Deliverable	STC Reference
02/15/2011	Submit Draft Evaluation Design	Section IX, paragraph 53
07/01/2012	Submit Draft Transition Plan	Section VI, paragraph 34
07/01/2014	Submit Draft Final Report	Section VI, paragraph 35

	Deliverable	STC Reference

Annual	By May 1st - Draft Annual Report	Section VI, paragraph 33

Quarterly	Quarterly Progress Reports	Section VI, paragraph 32

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Exhibit 6
ATTACHMENT R

Attachment R is a table displaying the contracted rates by rate cell for each contracted region. These rates will be the basis for calculating capitation payments in each contracted Region.

*(THE REMAINDER OF THIS PAGE CONSISTS OF A DESCRIPTION OF THE CAPITATION RATES PAYABLE TO WELLCARE OF GEORGIA, INC. WITH RESPECT TO MEMBERS ENROLLED IN THE DEMONSTRATION.  IT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION)*

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